UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Union Pacific Corporation

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street

19th Floor

Omaha, NE 68179

To the Shareholders:	April 4, 2011

The 2011 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 5, 2011, for the following purposes:

(1)	To elect the twelve directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2011;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To recommend, by non-binding vote, the frequency of the Company’s future executive compensation votes;

(5)	To amend the Revised Articles of Incorporation to reduce shareholder voting requirements related to the following actions:

5(a): Actions adversely affecting preferred stock

5(b): Removal of directors

5(c): Changing the authorized amount of capital stock;

(6)	To consider and vote upon one shareholder proposal if properly presented at the Annual Meeting; and

(7)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on February 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. Because of a change in New York Stock Exchange rules, if your shares are held by a broker, your broker will NOT be able to vote your shares in the election of directors or in the two advisory votes regarding the Company’s executive compensation unless you provide directions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Barbara W. Schaefer

Senior Vice President-Human Resources

and Secretary

UNION PACIFIC CORPORATION

2011 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

ii

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 5, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 5, 2011

This Proxy Statement and our 2010 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports and Proxy Statements”

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 5, 2011, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on April 4, 2011.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on February 28, 2011 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 490,657,128 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as broker non-votes) will also be counted as present in determining whether we have a quorum, but will not be counted or entitled to vote on that particular matter.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of independent registered public accounting firm), Proposal Number 3 (advisory vote on executive compensation) and Proposal Number 6 (independent chairman) require the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

For Proposal Number 4 (advisory vote on the frequency of future advisory votes on executive compensation) Utah state law does not specify a voting standard.

Although the advisory votes on Proposal Numbers 3 and 4 are non-binding, the Board of Directors will review the results of the votes and, consistent with the Company’s strong record of shareholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory vote.

Approval of Proposal Number 5(a) (actions adversely affecting preferred stock) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy). Approval of Proposal Number 5(b) (removal of directors) requires the affirmative vote of at least 66 2/3% of the outstanding shares of the common stock of the Company entitled to vote at the Annual Meeting. Approval of Proposal 5(c) (changing the authorized amount of capital stock) requires the affirmative vote of the majority of the outstanding shares of the common stock of the Company entitled to vote at the Annual Meeting.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, will not affect the outcome of the vote for the election of directors in Proposal 1 and for Proposal Numbers 2, 3, 4, 5(a) and 6. Abstentions and broker non-votes will have the same effect as a vote “against” with respect to Proposal Numbers 5(b) and 5(c).

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. Specific directions for using the telephone and Internet voting system are set forth on the proxy card. If your proxy is properly received, and it is not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2, 3, 5(a), 5(b) and 5(c), “for” 1 year in Proposal Number 4 and “against” Proposal Number 6. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots as well as telephone and Internet voting instructions will be kept confidential from the management of the Company, except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card. Reports concerning the vote may be made available to the Company, provided such reports do not reveal how any particular shareholder voted.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. There are three ways you can revoke your proxy: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or

(iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held through a broker, bank or other nominee and you wish to revoke a previously given proxy, you must contact that entity. If your shares are held through a broker, bank or other nominee and you wish to vote at the Annual Meeting, prior to the Annual Meeting you must obtain from that entity a proxy covering the shares you beneficially own.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2010 Annual Report on Form 10-K. In addition to the use of the mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., LLC are $16,000, plus certain other customary fees and expenses.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2010, the Board met seven times. None of the directors attended fewer than 86% of the aggregate number of meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 97%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 8 require that all directors attend the Annual Meeting. In accordance with this policy, all directors attended last year’s Annual Meeting.

The Board has four standing committees—the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. All Board Committees are comprised entirely of independent directors under the independence standards of the New York Stock Exchange (the Exchange) and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. In addition, Audit Committee members satisfy the additional independence criteria applicable to Audit Committee members under the Exchange listing standards.

Audit Committee. The members of the Audit Committee are Mr. Card, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mrs. Hope serves as chairperson of the Committee. The Committee met eleven times in 2010.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate, and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McCarthy and Mr. McConnell qualify as “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company, reviews the scope of audits as well as the annual audit plan, evaluates the independent registered public accounting firm through assessments of quality control procedures, peer reviews, and results of inquiries or investigations, and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from, and discusses with, management reports on the Company’s programs for assessing and managing financial risk. As part of this process, the Committee reviews with management the status of pending litigation and regulatory, tax and safety matters. In addition, the Committee reviews the Company’s compliance program and risk assessments, including the annual enterprise risk management plan as described in more detail in the Risk Oversight of the Company section below. The Committee also oversees the administration of the Company’s Code of Ethics for the CEO and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget will be detailed as to the particular services to be provided so that the Committee will know what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mr. Card, Mr. Dunham, Mrs. Hope, General Krulak, Mr. McCarthy and Mr. McConnell. Mr. McConnell serves as chairperson of the Committee. The Committee met four times in 2010.

The Committee is responsible for assisting the Board with the review and oversight of the Company’s financial position. The Committee meets regularly with management to review the Company’s capital structure, balance sheet, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, access to sources of liquidity, insurance programs, market conditions and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Davis, Mr. Donohue, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Davis serves as chairperson of the Committee. The Committee met four times in 2010.

The Committee has direct responsibility to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluate the CEO’s performance and, together with the other independent directors, determine and approve the CEO’s compensation level based on such evaluation. The Committee has direct responsibility for the review and referral to the Board for approval of the compensation of the Company’s other elected executives and for other executives as determined by the Committee or the Board. The Committee also has direct responsibility for oversight of the Company’s executive incentive plans and determines the amounts of awards, and the individuals who will receive awards. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies. The Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In early 2011, the Committee oversaw an evaluation of our employee compensation programs to confirm that they are designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company. The Company’s evaluation of this matter entailed a review by the Committee’s outside compensation consultant together with our Human Resources—Compensation Group. The evaluation consisted of a review of the design and features of the Company’s annual cash bonus program for management and executive employees and the long-term incentives for executive employees, in addition to an assessment and evaluation of these compensation programs in the context of our enterprise risk management process. The evaluation also noted that all other employees of the Company are covered by collective bargaining agreements that specify compensation and health and welfare terms, but do not provide any provisions for bonus payments. These labor union arrangements are not subject to this evaluation and review. The results of this assessment were presented to, and discussed with, the Committee.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole.

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc., (FWC) is an outside compensation consulting firm that reports directly to the Committee. A representative of FWC has attended all Committee meetings since its engagement began in 2005. The Committee is solely responsible for the engagement and termination of this relationship. FWC advises the Committee on its compensation philosophy and matters related to CEO and other executive compensation. The Committee annually requests FWC to update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 35 of this Proxy Statement, as well as to provide an assessment of the Committee’s performance. In addition, the Committee periodically requests that FWC make presentations on various topics such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for Committee consulting.

Under the Committee’s engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. In such matters, FWC acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects involve the amount and form of executive or director compensation only and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials are consistent with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2010, the Company paid fees to FWC only for advising on the amount or form of executive and director compensation. No fees were paid for any additional projects or services.

The role of the CEO and Senior Vice President-Human Resources (SVP-HR) in recommending the forms and amounts of executive compensation is described on page 37 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mr. Donohue, Mr. Dunham, Mr. McLarty, Mr. Rogel and Mr. Villarreal. Mr. Rogel serves as chairperson of the Committee. The Committee met four times in 2010.

The Committee oversees the Company’s corporate governance, assists management concerning matters of succession, and reviews and recommends changes in compensation for the Board. The Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board as director nominees for election at Annual Meetings or to fill such Board vacancies as may occur during the year. The Committee also oversees the Corporate Governance Guidelines and Policies discussed below to promote Board independence and excellence in governance, including the election of a lead independent director, if necessary. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for members of the Board, reviews and approves related party transactions, reviews current trends in corporate governance and recommends to the Board for adoption new (or modifications of existing) practices, policies or procedures. In connection with performing these duties, the Committee periodically reviews the composition and activities of the

Board, including, but not limited to, committee memberships, Board self-evaluation, size, continuing education, retirement policy and stock ownership requirements.

The Committee reviews director compensation periodically to assess whether the annual retainer paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees. In accordance with the Corporate Governance Guidelines and Policies, non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies. A substantial portion of the annual retainer is paid in units equivalent to our common stock, which is payable only upon a director’s separation from service from the Board as described on page 20.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Board Leadership Structure

Currently, Mr. Young serves as Chairman and CEO of the Company. The Board of Directors believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its decision. Pursuant to the Company’s Corporate Governance Guidelines and Policies as set forth on page 9 of this Proxy Statement, the Board will annually elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors will also elect a lead independent director. At this time, and for the reasons discussed below, the Board believes that the Company is best served by having the same individual serve as Chairman and CEO. In addition, the Board has selected Mr. Rogel, the former Chairman and CEO of Weyerhaeuser Company, as the lead independent director with the following responsibilities: (i) preside at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings; (iii) serve as the liaison between the independent directors and the Chairman and CEO; and (iv) be available for consultation and communication with major shareholders as appropriate. Mr. Rogel also has the authority to call executive sessions of the independent directors.

The Board currently believes that the combination of the roles of Chairman and CEO fosters clear accountability, effective decision-making and consistent direction and oversight of corporate strategy. Unified leadership for the Board and the Company best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan. Combining the roles of Chairman and CEO allows the Chairman to speak on behalf of both the Company and the Board when addressing investors, employees and other key constituencies. To provide for effective independent oversight, the Board has adopted a number of strong corporate governance practices, including (i) maintaining an independent, clearly-defined lead director (with the responsibilities delineated above), (ii) holding executive sessions of the independent directors after every board meeting, and (iii) performing an annual performance evaluation of the Chairman and CEO by the independent directors. The Board believes that a combined Chairman and CEO coupled with a lead independent director provides effective, independent oversight of management and responsiveness to shareholders, while also unifying leadership of the Company and the Board to effect execution of the Company’s strategic plans and provide a single spokesperson for the Company and the Board.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the processes and procedures that management has established for assessing and managing the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of financial reporting, environmental and compliance risks.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The senior executives responsible for the areas of risk overseen by the Audit Committee and the chief compliance officer also report to the Audit Committee throughout the year.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes with respect to those enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored to adapt to the ever-changing economic, political and legal environment in which the Company operates.

Corporate Governance Guidelines and Policies

The Corporate Governance and Nominating Committee, with the assistance of counsel, reviews and recommends from time to time changes to the Company’s corporate governance guidelines and policies to include those best practices that the Committee believes will be effective and advisable for the Company and to satisfy SEC requirements and the listing standards of the Exchange. The Board approved the guidelines and policies presented below. The Committee and the Board will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. The Corporate Governance Guidelines and Policies are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Director Independence. A majority of the members of the Board will be independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees will be independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the Exchange definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards”. In addition, directors who serve on the Audit Committee must meet additional independence criteria applicable to audit committee members under Exchange listing standards, as described in the section titled “Audit Committee Independence Standard”. Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include business and management experience, familiarity with the business, customers and suppliers of the Company, diverse talents, backgrounds and perspectives and relevant regulatory and stock exchange membership requirements for the Board and its committees.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 12 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote pursuant to the Company’s By-Laws.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company will recommend programs and sessions to directors and will pay any fees and expenses associated with attendance.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO or officer must present the issue to the Board for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board will annually elect a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors will also elect a lead independent director. The lead independent director will serve for a period of at least one year. The lead independent director’s responsibilities will include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison between the independent directors and the Chairman and CEO; and (4) being available for consultation and communication with major shareholders as appropriate. The lead independent director also has the authority to call executive sessions of the independent directors.

Number of Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board will receive reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board will make such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Independent Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain independent counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate. In 2010, the independent directors met six times in executive session.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer will be paid in Common Stock equivalents, which will not be payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least four times the cash portion of the annual retainer, with such ownership goal to be reached within four years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal. Each of our non-management directors who has served for at least four years has satisfied this guideline.

Evaluation of the Chairman and CEO. The performance of the Chairman and CEO is evaluated annually. A questionnaire and business objectives summary is distributed to all non-management directors prior to the first Board meeting of the year for purposes of evaluating the Chairman and CEO. The questionnaire, not a recorded item, provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary serve as the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an executive session, of Company and Chairman and CEO performance for the year. The Compensation and Benefits Committee then meets following the executive session to determine bonuses, if any, to be awarded to the Chairman and CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and CEO his performance and any recommended areas for improvement.

Succession Planning. The CEO reports periodically to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO will also make available, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It shall be the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the CEO and Senior Financial Officers (the Code), the Statement of Policy on Ethics and Business Conduct for employees and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the Exchange listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19 th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process these communications and forward them to directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Donohue, Dunham, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the Exchange and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee meet the additional independence standards applicable to audit committee members as set forth below.

Two of the Company’s current directors, who are also director nominees, have certain relationships with the Company that the Board considered when assessing the independence of each director nominee. The Board reviewed the information below with respect to Mr. Donohue and Mr. Villarreal.

Mr. Donohue. In 2010, the Company made a $100,000 contribution to the U.S. Chamber of Commerce Leadership Fund. Mr. Donohue is the President and Chief Executive Officer of the Chamber. The Company also made $100,000 contributions to the Chamber’s Leadership Fund in 2008 and 2009.

Mr. Villarreal. For a portion of 2010, Mr. Villarreal’s sister was a partner at Morgan, Lewis & Bockius LLP until she was appointed as a regional representative for the U.S. Secretary of Labor on April 8, 2010. The Company paid $182,000 to Morgan Lewis in 2010 for legal fees associated with federal tax matters and $88,000 in 2009 for legal fees related to federal tax and ERISA matters. No payments for legal services were made to Morgan Lewis in 2008. Mr. Villarreal’s sister was not personally involved in the 2009 and 2010 engagements.

The Board determined that these specific relationships do not affect the independence of these director nominees. The Board reviewed the fact that the Company’s $100,000 contribution to the U.S. Chamber of Commerce was less than 2% of that organization’s consolidated gross revenues. The Board concluded that this contribution did not confer any personal benefit on Mr. Donohue and does not affect his independence. For Mr. Villarreal, the Board concluded that the amounts paid by the Company to Morgan Lewis were less than 2% of Morgan Lewis’ consolidated gross revenue in 2009 and 2010. The Board also confirmed that Ms. Villarreal is no longer employed at Morgan Lewis.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee Independence Standard

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with SEC regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Statement of Policy on Ethics and Business Conduct (the Business Conduct Policy) that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below. The Business Conduct Policy and the Board’s procedures with respect to directors and director nominees pre-date but continue in operation following the adoption of the Related Party Policy.

In February 2007, the Board formalized the Company’s policy and procedures for reviewing related party transactions by approving the Company’s Related Party Policy. Under this written policy, all transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions

There were no related party transactions reported to the Corporate Governance and Nominating Committee or the Audit Committee that require disclosure under this policy or the rules and regulations of the SEC. However, the Corporate Governance and Nominating Committee reviewed and approved or ratified the director relationships described on page 12 of this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

The Compensation and Benefits Committee includes the following independent directors: Erroll B. Davis, Jr., Thomas J. Donohue, Thomas F. McLarty III, Steven R. Rogel, and Jose H. Villareal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. The Company from time to time may also employ a search firm on behalf of the Committee to identify and help evaluate suitable candidates. Shareholders desiring to recommend candidates for consideration at the 2012 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 6, 2012, and ending on February 5, 2012, and should include the following information as specified by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; diverse talents, backgrounds and perspectives; and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also emphasizes familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates nominated by shareholders under the same standards after concluding that any such nominations comply with the requirements outlined above.

All of our nominees are current members of the Board and have been nominated by the Committee and elected by the shareholders in prior years.

PROPOSAL NUMBER 1

Election of Directors

The Board currently consists of twelve members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to serve if elected, and the Company is not aware of any nominee who is unable or unwilling to serve. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate. The Board is not aware of any circumstances likely to cause any nominee for director to become unavailable for election.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if the nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	63	Consultant and Professional Speaker	2006
Erroll B. Davis, Jr.	66	Chancellor, University System of Georgia	2004
Thomas J. Donohue	72	President and Chief Executive Officer, U.S. Chamber of Commerce	1998
Archie W. Dunham	72	Retired Chairman, ConocoPhillips	2000
Judith Richards Hope	70	Distinguished Visitor from Practice and Professor of Law, Georgetown University Law Center	1988
Charles C. Krulak	69	Retired General, United States Marine Corps	2006
Michael R. McCarthy	59	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	68	General Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	64	President, McLarty Associates	2006
Steven R. Rogel	68	Retired Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	57	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009
James R. Young	58	Chairman, President and Chief Executive Officer, Union Pacific Corporation and Union Pacific Railroad Company	2005

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Biographical Information

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. In keeping with its stated criteria for director nominees described on page 15 above and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board as outlined below in the biographical information, as well as service on other public company boards.

The Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Committee believes that nominees with business and strategic management experience gained from service as a CEO is a critical leadership component to Board service. The Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, both domestic and international, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Committee considers experience in the legal profession and political and governmental affairs, including legislative or executive service in Washington D.C. or related activities, to be a highly desirable skill given the heavily regulated nature of the rail industry. Also important to the Committee is public service in state government, especially in states where the Company has a significant operating presence. The Committee emphasizes familiarity with the rail industry and rail operations and considers customer perspectives to be important when evaluating director nominees. Given the significant rail interchange operations with Canadian and Mexican rail systems, the Committee also values directors with an international background or expertise. Although the director nominees listed below each possess a number of these attributes, the Committee considered the specific areas noted below for each director nominee when determining qualifications of each nominee that best suited the needs of the Company and the overall composition and function of the Board.

Andrew H. Card, Jr. has been a director since July 2006. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card was Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card brings to the Board top-level federal government and transportation industry experience, business leadership and experience in economic and international affairs.

Erroll B. Davis, Jr. has been a director since June 2004. Mr. Davis has been Chancellor of the University System of Georgia since February 2006. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He was also named Chairman in April 2000 and remained Chairman of Alliant until January 31, 2006. Mr. Davis was a director of PPG industries, Inc. from 1994 to 2007 and a director of BP plc from 1998 to 2010 and has served as a director of General Motors Corporation since 2009. Mr. Davis brings to the Board business experience and strategic leadership as a CEO, his international business experience and familiarity with rail operations from a customer perspective.

Thomas J. Donohue has been a director since November 1998. Mr. Donohue has been President and Chief Executive Officer of the U.S. Chamber of Commerce, the world’s largest business federation, since September 1997. Mr. Donohue was a director of XM Satellite Radio Holdings Inc. from 1999 to 2009 and has served as a director of Sunrise Senior Living, Inc. since 1995.

Mr. Donohue brings to the Board his background as an advocate for business and his knowledge of current trends in public policy affecting U.S. business, his government affairs experience and experience in international business.

Archie W. Dunham has been a director since August 2000. Mr. Dunham was President and Chief Executive Officer of Conoco, Inc., an integrated energy company, from January 1996 until August 30, 2002. He was also elected Chairman in August 1999 and was Chairman of ConocoPhillips from August 2002 until his retirement on September 30, 2004. Mr. Dunham was a director of Phelps Dodge Corporation from 1998 to 2007 and has served as a director of Louisiana-Pacific Corporation since 1996 and Pride International, Inc since 2005. Mr. Dunham brings to the Board business experience and strategic leadership as a CEO, familiarity with rail operations from a customer perspective, and extensive experience in finance, economics and the securities markets.

Judith Richards Hope has been a director since April 1988. Mrs. Hope was Adjunct Professor of Law at Georgetown University from January 2002 to March 2003 and was named Distinguished Visitor from Practice and Professor of Law on March 7, 2005. Mrs. Hope was a co-founder and partner of Paul, Hastings, Janofsky & Walker, a law firm, from December 1981 to January 2002, a non-equity partner from February 2002 to December 31, 2003 and a Senior Advisor to the Paul, Hastings firm from January 1, 2004 to January 31, 2005. Mrs. Hope serves as a director of General Mills, Inc., Altius Associates Ltd, Altius Holdings Ltd and Russell Reynolds Associates. Mrs. Hope brings to the Board experience as a director of the Company, which has permitted her to develop extensive knowledge of the operational and financial aspects of the Company as well as broad familiarity with the rail industry. Her significant legal expertise and high-level background in the Washington legal arena brings considerable legal oversight, risk assessment and policymaking expertise to the Board.

Charles C. Krulak has been a director since January 2006. General Krulak was Vice Chairman and Head of Mergers and Acquisitions for MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired as Commandant of the United States Marine Corps in 1999 after 35 years of distinguished service. General Krulak served as a director of Conoco from 2000 to 2002 and continued to serve as a director of the merged ConocoPhillips until 2008. General Krulak served as a director of Phelps Dodge Corporation from 2005 to 2007 when it was acquired by Freeport-McMoRan Copper & Gold, Inc. (FMC&G), and has served as a director of FMC&G since 2007. General Krulak’s proven leadership experience from the military, together with executive experience in the domestic and international banking industry, brings to the Board his ability to understand and analyze complex operational, logistic, and strategic matters considered by the Board.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy serves as a director of Peter Kiewit Sons’, Inc., and Cabela’s Incorporated. Mr. McCarthy brings to the Board his background in advising businesses in various sectors of the economy, and forming and leading successful investment companies, including significant financial expertise.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008. Mr. McConnell has extensive experience in banking and financial markets that provides the Board with important financial expertise.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy

for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010. Mr. McLarty brings to the Board business leadership experience, international expertise and significant government service at the highest levels.

Steven R. Rogel has been a director since November 2000, and is our lead independent director. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel serves as a director of Kroger Company and is non-executive Chairman of the Board of EnergySolutions, Inc. Mr. Rogel brings to the Board business and strategic leadership experience as a result of his years of service in top executive positions, as well as his familiarity with rail operations from a customer perspective and international business background.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump, a law firm, from 1994 through 2008 and has been a non-employee advisor since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also has served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc., from 1998 to 2006 and has served as a director of First Solar, Inc. since 2007 and PMI Group, Inc. since 2005. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. Mr. Villarreal brings to the Board legal, regulatory and compliance expertise in addition to government affairs experience from his significant state and federal public service and involvement in presidential campaigns.

James R. Young has been a director since March 2005 and our President and Chief Executive Officer since December 31, 2005. Mr. Young was elected to the position of Chairman effective February 1, 2007. Mr. Young was Executive Vice President-Finance of the Company and Chief Financial Officer of the Railroad, the principal operating subsidiary of the Company, from December 1999 until February 1, 2004 and President and Chief Operating Officer of the Railroad from February 2004 until December 31, 2005. Mr. Young brings to the Board his extensive experience in many operational and financial positions with the Railroad, including his tenure as CEO of the Company and the Railroad since 2005.

Director Compensation in Fiscal Year 2010

Non-Management Directors’ Fees

In February 2010, the Board, acting upon the recommendation of the Corporate Governance Committee and Nominating Committee, increased the annual retainer for non-management directors from $220,000 to $250,000. The Committee based its recommendation on data and information regarding compensation arrangements for directors of comparable companies provided to the Board and the Committee by FWC. Following this increase, directors were required to invest $130,000 of the annual retainer in their Stock Unit Accounts and may, at their election, invest additional amounts in their Stock Unit Accounts. In February 2010, the Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, also approved an additional annual retainer of $25,000 for the lead independent director. Retainers for Committee Chairs and members of the Audit Committee were not changed in 2010. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. Directors who are employees do not receive retainers.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursement for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by us, (ii) a Stock Unit Account administered by us, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard’s investment experiences. Payment of such deferred amounts begins, for amounts in the Stock Unit Account, Fixed Rate Fund or Vanguard Accounts, in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. No options were awarded to non-management directors in 2010.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 2,000 restricted shares of our common stock or restricted share units (adjusted to reflect the Company’s two-for-one stock split on May 28, 2008), such units to represent the right to receive our common stock in the future. The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such shares and receive dividends or dividend equivalents on such shares or units, but may not transfer or encumber such shares or units and will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Frozen Pension Plan Covering Certain Directors

In January 1996, the Board terminated, with respect to newly elected directors subsequent to that date, a pension plan that was maintained for directors. Each non-management director elected to the Board prior to January 1996 participates in the pension plan, which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Mrs. Hope is the only current director eligible to receive pension benefits upon retirement.

Non-Management Director Compensation in Fiscal Year 2010

The following table provides a summary of compensation of our non-management directors for 2010.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards	All Other Compensation (b)		Total
Andrew H. Card, Jr.	$257,500	$0	$0	$925		$258,425
Erroll B. Davis, Jr.	257,500	0	0	925		258,425
Thomas J. Donohue	252,500	0	0	925		253,425
Archie W. Dunham	252,500	0	0	925		253,425
Judith Richards Hope	272,500	0	0	15,351	(c)	287,851
Charles C. Krulak	257,500	0	0	925		258,425
Michael R. McCarthy	257,500	0	0	925		258,425
Michael W. McConnell	267,500	0	0	925		268,425
Thomas F. McLarty III	247,500	0	0	925		248,425
Steven R. Rogel	285,417	0	0	925		286,342
Jose H. Villarreal	247,500	0	0	925		248,425

(a)	The following table provides the outstanding equity awards at fiscal year-end for all current non-management directors. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	3,700	2,000	6,525
Erroll B. Davis Jr.	14,000	2,000	9,444
Thomas Donohue	31,800	3,570	21,978
Archie W. Dunham	31,800	2,000	14,949
Judith Richards Hope	31,800	3,570	20,746
Charles C. Krulak	7,900	2,000	7,136
Michael R. McCarthy	0	2,000	8,289
Michael W. McConnell	19,500	2,000	19,213
Thomas F. McLarty III	3,700	2,000	6,255
Steven R. Rogel	31,800	2,000	14,526
Jose H. Villarreal	0	2,000	3,572

(b)	The $925 represents the amount paid in 2010 for each non-management director (including Mrs. Hope) for excess liability insurance premiums.

(c)	Directors elected to the Board prior to April 21, 2000 are eligible to participate in a contributory health care plan that we sponsored. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2010 for Mrs. Hope’s participation in the health care plan was $15,626 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). Medical coverage for directors elected after April 21, 2000 was terminated upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2011

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2011 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2011.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2010	2009
Audit Fees	$2,474,045	$2,558,700
Audit-Related Fees	615,464	760,434
Tax Fees	97,600	65,676
All Other Fees	0	0

Total	$3,187,109	$3,384,810

Audit Fees. Audit services include the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services include consultation on accounting standards and transactions, audits of employee benefit plans, audits of subsidiary companies, and pre-implementation internal control reviews related to new financial systems.

Tax Fees. Tax fees include work performed primarily for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2010 and 2009.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2010. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company

Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The Audit Committee

Judith Richards Hope, Chair

Andrew H. Card, Jr.

General Charles C. Krulak, USMC (Ret.)

Michael R. McCarthy

Michael W. McConnell

PROPOSAL NUMBER 3

Advisory Vote on Executive Compensation

The Board of Directors is asking shareholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation programs are designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link pay to performance and reward behavior that produces consistent, long-term performance and effective risk management.

Our compensation programs are designed to: (i) tie a significant portion of the executive’s compensation to annual and long-term corporate performance by integrating the Company’s critical business objectives (safety, service, and financial performance) with our compensation, (ii) link a substantial portion of executive compensation to both short-term and long-term financial performance in order to align the interests of management with those of our shareholders, and (iii) reflect the competitive marketplace for similar positions at other comparable peer group companies.

In 2010, the Company achieved all-time record level performance in the areas of safety, service and financial performance. Highlights of the Company’s performance include:

•	A 48% increase in total shareholder return, exceeding both the S&P 500 by 33 points and the railroads from our Peer Group (as defined below) by 21 points;

•	Continued record achievements in employee safety for the third straight year;

•	Customer satisfaction ratings at record high levels for the fourth consecutive year, resulting from continued excellent service;

•	Operating efficiency, as measured by operating ratio, improving to a record low in recent history for the U.S. rail industry; and

•	Net income and free cash flow, after dividends, reaching all-time industry records, and return on invested capital achieving a Company best.

The Board urges shareholders to read the “Compensation Discussion and Analysis,” beginning on page 32 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to align with our Company goals and objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 49 through 63, which provide detailed information on the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act), and as a matter of good corporate governance, the Board is asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

The Board of Directors recommends a vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NUMBER 4

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

Pursuant to recently adopted Section 14A of the Exchange Act, the Board of Directors is asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years, or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say on pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on its compensation disclosures. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of the Company’s executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change the executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s Annual Meeting. An annual advisory vote on executive compensation also is consistent with the Company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors.

The Board of Directors understands that some of the Company’s shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and the Board will carefully review the voting results on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with shareholders and material changes to compensation programs. The Board will disclose its position on the frequency of future advisory votes on executive compensation as part of the Company’s Corporate Governance Guidelines and Policies, which can be found on our website.

The Board of Directors recommends shareholders vote to conduct future advisory votes on executive compensation every year.

PROPOSAL NUMBER 5

Amendments to the Revised Articles of Incorporation

to Reduce Shareholder Voting Requirements

Related to the Following Actions:

PROPOSAL NUMBER 5(a): Actions Adversely Affecting Preferred Stock

PROPOSAL NUMBER 5(b): Removal of Directors

PROPOSAL NUMBER 5(c): Changing the Authorized Amount of Capital Stock

The Board of Directors recommends that shareholders consider and vote in favor of the adoption of each of the three proposed amendments to the Revised Articles of Incorporation (the Articles) of the Company to reduce the shareholder voting requirements described below. The Board unanimously voted to approve these amendments and to recommend that shareholders approve them.

Currently, the Articles contain the following provisions with supermajority voting requirements that are higher than the minimum vote required under Utah law, which is where the Company is incorporated:

(a)

holders of at least 66 2/3% of the shares of the outstanding Preferred Stock of the Company (the Preferred Stock) must approve certain actions adversely affecting the preferences, rights or powers of the Preferred Stock; and

(b)

holders of at least 66 2/3% of the shares of capital stock of the Company then entitled to vote must approve (i) the removal of one or more directors or the entire Board without cause, and (ii) the amendment of the provisions of the Articles relating to removal of directors.

In addition, the Articles contain the following provision with a voting requirement that is higher than the minimum vote required under Utah law:

(c)	holders of a majority of the outstanding shares of the voting stock of the Company must approve any amendment to the Articles to change the authorized amount of any class of capital stock of the Company.

The proposed amendments would remove these requirements from the Articles, thereby eliminating all supermajority voting requirements from the Articles, and resulting in these voting standards being governed by Utah law and our By-laws. Annex A to this Proxy Statement shows the changes to the relevant sections of the Articles that would result from each of the proposed amendments if approved by shareholders, with deletions indicated by strikeouts and additions indicated by underlining.

The proposed amendments are the result of the Board’s ongoing review of our corporate governance principles, including careful consideration of a shareholder proposal on this topic that received majority support at last year’s Annual Meeting. The Board considered the fact that the existing supermajority voting requirements are intended to protect against actions that could significantly affect the Company and should require broad shareholder support. In particular, because there is no Preferred Stock currently outstanding, the existing supermajority voting requirements operate primarily to prevent the potential disruption from a shareholder seeking to disrupt the Board’s oversight of the Company outside of the traditional annual meeting cycle. The voting requirement related to changing the authorized amount of any class of capital stock of the Company is intended to protect current shareholders from actions that could dilute their interest in the Company.

In proposing these amendments, the Board weighed the view that it is important to protect against self-interested action by shareholders that could arise in potential change-in-control situations with the voting results on last year’s shareholder proposal. In particular, some shareholders and commentators argue that supermajority provisions should be eliminated because they could limit a board’s accountability to shareholders or limit shareholder participation in corporate governance. The Board also recognizes that corporate governance standards have evolved, and that it is important to retain shareholder confidence by demonstrating accountability to shareholders. Accordingly, the Board has determined that it is in the best interests of the Company and its shareholders to propose these amendments to the Company’s Articles, which are discussed in more detail below.

PROPOSAL NUMBER 5(a): Actions Adversely Affecting Preferred Stock

Shareholders are requested in this Proposal Number 5(a) to approve the amendment of the Articles to eliminate Section 5(a) of Part I of Article Fourth from the Articles, thereby eliminating the requirement that holders of at least 66 2/3% of the shares of the outstanding Preferred Stock of the Company approve (i) the creation of any other class or classes of stock of the Company prior in rank to the Preferred Stock, either as to dividends or upon liquidation, or increase the authorized number of shares of any such class of stock, and (ii) the amendment, alteration or repeal of any of the provisions of the Articles or any resolution or resolutions adopted by the Board of Directors providing for the issues of any series of Preferred Stock, so as to affect adversely the preferences, rights or powers of the Preferred Stock. If this amendment is approved, any of the foregoing actions will require (in addition to any applicable vote of any series of then outstanding Preferred Stock) the affirmative vote of not less than a majority of the votes cast by the holders of all the then outstanding shares of stock entitled to vote thereon, which is the default voting standard under Utah law.

Vote Required for Approval of Proposal Number 5(a)

Due to the fact there are no outstanding shares of Preferred Stock, the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy) is required to approve this Proposal Number 5(a) to amend the Articles.

PROPOSAL NUMBER 5(b): Removal of Directors

Shareholders are requested in this Proposal Number 5(b) to approve the amendment of the Articles to eliminate Article Fifth from the Articles, thereby eliminating the requirement that holders of at least 66 2/3% of the shares of capital stock of the Company then entitled to vote approve (i) the removal of one or more directors or the entire Board without cause, and (ii) the amendment of the provisions of the Articles relating to removal of directors. If this amendment is approved, the removal of one or more directors or the entire Board without cause will require the affirmative vote of not less than a majority of the votes cast by the holders of all the then outstanding shares of stock entitled to vote thereon, which is the default voting standard under Utah law.

Vote Required for Approval of Proposal Number 5(b)

The affirmative vote of at least 66 2/3% of the outstanding shares of common stock of the Company entitled to vote is required to approve this Proposal Number 5(b) to amend the Articles.

PROPOSAL NUMBER 5(c): Changing the Authorized Amount of Capital Stock

Shareholders are requested in this Proposal Number 5(c) to approve the amendment of the Articles to eliminate Section 1 of Part III of Article Fourth from the Articles, thereby eliminating the requirement that holders of a majority of the outstanding shares of the voting stock of the Company approve any amendment to the Articles to increase or decrease the authorized amount of any class or classes of capital stock of the Company. If this amendment is approved, any amendment to the Articles to increase or decrease the authorized amount of any class or classes of capital stock of the Company will require the affirmative vote of not less than a majority of the votes cast by the holders of all the then outstanding shares of stock entitled to vote thereon, which is the default voting standard under Utah law.

Vote Required for Approval of Proposal Number 5(c)

The affirmative vote of the majority of the outstanding shares of the common stock of the Company entitled to vote is required to approve this Proposal Number 5(c) to amend the Articles.

If any of the foregoing proposals are approved by the shareholders, the amendments to the Articles that are approved will become effective upon filing of Articles of Amendment to the Company’s Articles with the Utah Secretary of State.

The Board recommends a vote FOR approval of each of the proposals to amend the Revised Articles of Incorporation to reduce the shareholder voting requirements described above.

PROPOSAL NUMBER 6

Shareholder Proposal Regarding Independent Chairman

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 75 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

6—Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen or sooner.

This proposal brings to shareholder attention another important issue of corporate governance. Shareholders will vote on a 2011 management proposal to eliminate all our supermajority voting standards as a result of our 83%-support for a 2010 shareholder proposal on the supermajority topic.

The merit of this Independent Board Chairman proposal should also be considered in the context of the need for improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent research firm rated our company “High Concern” in Executive Pay with $15 million for our CEO James Young. CEO pay was only 54% incentive based.

Bonus awards for each named executive officer were determined by discretion. Approximately 40% of target long-term incentives were in performance units that were earned based on return on invested capital over a three-year period.

Additionally, the $4 million in pension increases and deferred pay for CEO James Young was more than his total annual pay and was twice as much as the combined salaries of our other named executive officers. Combined with annual grants of market-priced stock options and high levels of potential golden-parachutes, executive pay practices were not aligned with shareholder interest.

Thomas Donohue attracted our highest negative votes and was a CEO allowed on our Executive Pay Committee. Mr. Donohue also served on our Nomination Committee. Steven Rogel attracted our second highest negative votes and was still allowed to be our Lead Director and hold two seats on our most important board committees. Judith Hope had our highest tenure of 22-years and was still allowed to chair our Audit committee. As tenure increases independence declines.

Erroll Davis was marked a “Flagged (Problem) Director” by The Corporate Library due to his General Motors directorship as GM went bankrupt. Yet Mr. Davis was still allowed to hold 2 seats on our most important board committees.

Our board was the only major corporate directorship for three of our directors. And these directors were assigned 5 of the 16 seats on our most important board committees. This could indicate a significant lack of current transferable director experience for these directors.

Please encourage our board to respond positively to this proposal to improve our corporate governance: Independent Board Chairman—Yes on 6.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes the Company is best served by the Board retaining the flexibility to determine the most effective leadership structure for the Company, based upon its evaluation of what is best for the Company and the shareholders at any point in time. Currently, the Board may provide that the positions of Chairman and Chief Executive Officer (CEO) should be held by different people when the Board determines that such action is in the best interest of the Company’s shareholders. The proposal, however, deprives the Board of the flexibility to act in the shareholders’ best interests by organizing its functions and managing its operations in the manner it determines to be most productive and efficient.

The Board believes that effective independence and oversight currently are being maintained through the Board Leadership Structure detailed beginning on page 7 of this Proxy Statement, and through the Company’s sound Corporate Governance Guidelines and Policies as set forth on pages 8 through 11 of this Proxy Statement and which also can be found on our website. The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards, as eleven of twelve current directors are outside independent directors, and the Audit, Compensation, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board routinely holds scheduled sessions of independent directors at each Board meeting, and each director may originate action items for the Board’s agenda.

In addition, the Board’s selection of a lead independent director demonstrates its continuing commitment to strong corporate governance and Board independence. As discussed in the Board Leadership Structure section and in the Company’s Corporate Governance Guidelines and Policies, the lead independent director (i) presides at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approves the flow of information sent to the Board, and approves the agenda, schedule and what materials are sent for Board meetings; (iii) serves as the liaison between the independent directors and the Chairman and CEO; and (iv) is available for consultation and communication with major shareholders as appropriate. The lead independent director also has the authority to call executive sessions of the independent directors. Thus, it is unnecessary to permanently separate the Chairman and CEO positions.

In view of the strong independent oversight of management by the Board and the Company’s sound governance practices, the Board believes the standard that would be imposed under the proposal is not productive.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 6.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number and percentage of shares of common stock beneficially owned as of February 28, 2011 (unless otherwise noted), by (i) each person known to the Company to beneficially own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2010 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Number of Shares Beneficially Owned (a)		Stock Units (b)	Percent of Shares Outstanding
Andrew H. Card, Jr.	10,200		6,525	*
Erroll B. Davis, Jr.	16,221		9,444	*
Thomas J. Donohue	41,217		21,978	*
Archie W. Dunham	34,156		14,949	*
J. Michael Hemmer	142,857	(c)	77,410	*
Judith Richards Hope	39,570	(c)	20,746	*
Robert M. Knight, Jr.	425,004		100,483	*
John J. Koraleski	544,349	(c)	92,373	*
Charles C. Krulak	10,055		7,136	*
Michael R. McCarthy	2,086		8,289	*
Michael W. McConnell	21,500		19,213	*
Thomas F. McLarty III	5,700		6,255	*
Steven R. Rogel	33,800		14,526	*
Barbara W. Schaefer	124,649		37,149	*
Jose H. Villarreal	2,074		3,572	*
James R. Young	2,311,125		349,308	*
Capital Research Global Investors (d)	47,437,635		0	9.60%
BlackRock, Inc. (e)	27,001,621		0	5.48%
All current directors and executive officers as a group (18 people)	3,998,727		835,689	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2011 upon the exercise of stock options as follows: Mr. Card 3,700; Mr. Davis 14,000; Mr. Donohue 31,800; Mr. Dunham 31,800; Mr. Hemmer 67,889; Mrs. Hope 31,800; Mr. Knight 206,492; Mr. Koraleski 113,754; General Krulak 7,900; Mr. McConnell 19,500; Mr. McLarty 3,700; Mr. Rogel 31,800; Ms. Schaefer 46,808; Mr. Young 1,792,298; and all current directors and executive officers as a group 2,552,331. Also included in the number of shares owned by Messrs. Hemmer, Knight, Koraleski and Young are 32,602; 56,777; 76,984 and 241,234 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units that they will acquire as shares of common stock at termination of employment or a future designated date.

(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 20. These amounts for the Named Executive Officers consist of 77,410; 100,483; 92,373, 349,308 and 37,149 unvested stock units owned by Messrs. Hemmer, Knight, Koraleski, Young and Ms. Schaefer and awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)	In addition, Mrs. Hope is the trustee of a children’s trust that owns 600 shares of common stock, Mr. Hemmer is the custodian for the Adam Hemmer UTMA that holds 6 shares of common stock, and Mr. Koraleski is the custodian for the Mary Cate Koraleski UTMA that holds 276 shares of common stock. Mrs. Hope, Mr. Hemmer and Mr. Koraleski all disclaim beneficial ownership in these shares.

(d)	Based solely upon information contained in Schedule 13G/A filed on February 10, 2011, reporting that, as of December 31, 2010 this holder held sole and shared voting power over 47,437,635 and 0 of these shares, respectively, and sole and shared dispositive power over 47,437,635 and 0 of these shares, respectively. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

(e)	Based solely upon information contained in Schedule 13G/A filed on February 9, 2011, reporting that, as of December 31, 2010 this holder held sole and shared voting power over 27,001,621 and 0 of these shares, respectively, and sole and shared dispositive power over 27,001,621 and 0 of these shares, respectively. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a minimum amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require the CEO to hold seven times annual salary and the other Named Executive Officers to hold four times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan and the Executive Incentive Deferral Plan. As of December 31, 2010, all of the Named Executive Officers met their stock ownership targets, and, in fact, Mr. Young, our Chairman and CEO, owns forty-two times his salary.

Trading in Derivatives of our Common Stock

Executive officers (including the Named Executive Officers) subject to Section 16 reporting requirements of the Securities Exchange Act of 1934 (Exchange Act) are generally prohibited from, and the Compensation and Benefits Committee discourages, (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. However, the Compensation and Benefits Committee will review any such proposed transaction that does not otherwise violate Company policies or applicable laws and regulations, and the Compensation and Benefits Committee may approve the transaction if there is a compelling reason underlying the proposal. Additionally, the Compensation and Benefits Committee may, in its sole discretion, reject these transactions or arrangements or require modifications prior to approval.

Sales of our Common Stock by Executive Officers under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership target as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (Eligible Shares).

•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares the executive officer has disclaimed for Section 16 reporting purposes. All of the reporting obligations of the executive officer under Section 16 of the Exchange Act apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

Company Performance for 2010

We achieved all-time record performance in 2010 by continuing our value-added efforts to: (i) operate a safe railroad, (ii) improve customer service and operations, and (iii) implement productivity initiatives to improve efficiency, increase revenues and reduce costs.

Safety—We continued to employ our multi-faceted strategy, including the Company’s system-wide focus on a Total Safety Culture, to improve safety performance. We set records in our employee safety metrics and surpassed our previous milestone in 2009 as our employee injury reportable incident rate declined to its lowest level ever. Our continued focus on derailment prevention resulted in another strong performance, as the severity of these incidents declined, resulting in a 12% reduction in associated costs year over year. During 2010, we maintained our public safety efforts and grade crossing initiatives as both highway and rail traffic increased with economic improvement.

Service and Operations—We ran an increasingly efficient and fluid railroad network, effectively handling a 13% increase in carloads compared to 2009. We achieved our second best average train speed ever (as reported to the Association of American Railroads), slightly below the 2009 record when network volume was lower. Our productivity initiatives and improved efficiency allowed us to leverage our assets as volumes returned to our network. In 2010, customer satisfaction continued its improvement trend, surpassing the record established in 2009, indicating that our ongoing efforts to improve operations again translated into better customer service.

Financial Performance—We generated record operating income of $5.0 billion, a 47% increase over 2009, reflecting a 13% increase in volume, core pricing gains, and improved productivity. We leveraged additional traffic volumes during 2010 by efficiently using our assets and minimizing operating cost increases. These achievements translated into an all-time best operating ratio for 2010, outpacing our previous record set in 2009. Net income of $2.8 billion also surpassed our previous milestone set in 2008, resulting in earnings of $5.53 per diluted share for 2010. We generated record free cash flow of $1.4 billion (after dividends of $602 million) on the strength of $4.5 billion cash from operations.[1] We also continued to focus on improving the reinvestability of our business through core price increases in 2010. Since 2004, we have repriced approximately 88% of our business. Additionally, we generated a record annual return on invested capital (ROIC) of 10.8%, a 0.6 point improvement from our previous record set in 2008.[2] Our shareholders benefited from a record setting 2010. The Company’s strong financial performance enabled us to increase declared dividends by 41% and repurchase nearly $1.25 billion of our common stock. In addition, our stock price reached a new high in 2010, increasing 45% for the year and outpacing the S&P 500 by more than 30 points.

Relative Peer Group Performance—We benchmark our financial performance as measured by growth in total revenue, operating income, and diluted EPS (from continuing operations), against the results of the Peer Group (as described below). In addition, we compare our ROIC and total shareholder return with those of the Peer Group. For 2010, we ranked above the 90th percentile of the Peer Group based on an overall composite percentile rank of these five measures.

Compensation Philosophy and Strategy

Our compensation programs for our Chairman, President and CEO, James R. Young, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, John J. Koraleski, Executive Vice President-Marketing and Sales, J. Michael Hemmer, Senior Vice President-Law and General Counsel, and Barbara W. Schaefer, Senior Vice President-Human Resources and Secretary (collectively, the Named Executive Officers), are guided by the following principles:

[1]

Free cash flow is not considered a financial measure under accounting principles generally accepted in the United States (GAAP) by SEC Regulation G and Item 10 of Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

[2]

ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

•

Pay for Performance—A significant portion of the executive’s opportunity for compensation is tied to annual and long-term Company performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with our compensation programs allows our pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Alignment with Shareholder Interests—By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Competitive Compensation—We design compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies in order to attract and retain key executives critical to our long-term success.

We believe this compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with appropriate risk management.

Compensation Best Practices

Our compensation programs, decisions, and practices detailed in this Proxy Statement reinforce our compensation philosophy and encourage behavior and performance that is in the long-term best interests of the Company and its shareholders.

•

Emphasis on Performance-Based Variable Compensation. The Compensation and Benefits Committee (Committee) continues to award the majority of Total Direct Compensation (as defined below) to the Named Executive Officers in the form of performance-based variable compensation. The Company targets salaries below the median of our Peer Group (as defined below). The Company’s discretionary bonus program is linked to both Company and individual performance and, in fact, the Company reduced bonuses, on average 20%, for 2009 based on weak economic conditions and an uncertain business outlook.

•

Compensation Tied to Long-Term Performance. A significant portion of our long-term incentives are in the form of stock options and performance-based stock units. Stock options have no value to the executive unless the stock price appreciates above the exercise price. Performance-based stock units are subject to risk of forfeiture if predetermined, multi-year objectives are not achieved.

•

Independent Consultant and Peer Group Analysis. The Committee utilizes the services of an independent compensation consultant who analyzes our Peer Group (as defined below) for compensation comparison purposes. The consultant assists the Committee in its deliberations and provides input at every meeting of the Committee.

•	No Repricing or Back-dating of Options. Our stock incentive plan prohibits repricing of outstanding stock options without the approval of shareholders, and we have never back-dated stock options.

•

Compensation Recoupment Policy. Our policy authorizes the Board to make retroactive adjustments to any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of our financial statements.

•

Minimal Perquisites. We only provide tax and financial counseling services and personal excess liability coverage for certain key executives. Pursuant to the Company’s security policy, the CEO is required to use Company aircraft for all air travel, whether personal or business, and is charged accordingly for personal travel. In the occasional event that one of the other Named Executive Officers use the Company aircraft for personal use, income is imputed for personal travel without tax gross-ups.

•

Executive Stock Ownership Guidelines. Our CEO must own Company stock having a value equal to at least seven times his or her annual salary and each of the other Named Executive Officers must own four times his or her annual salary. As of December 31, 2010, all of the Named Executive Officers held amounts of Company stock significantly in excess of their ownership targets.

•

Policy Prohibiting Trading in Derivatives of Company Stock. We prohibit executive officers from buying, selling or writing puts, calls or options related to Company stock and from executing derivative arrangements linked to Company stock.

•	No Employment Agreements. We do not have employment agreements with any of our executives, including our Named Executive Officers.

•

Limited Post-Termination Benefits. Our change-in-control plan only provides a severance payment and accelerated vesting of equity awards if a covered executive is terminated following a change-in-control (i.e., “double trigger”). The Company limited the benefits under this plan to 2.99 times salary plus bonus for any eligible executive after September 25, 2003. Additionally, there is no excise tax gross-up payment for executives that became eligible under the plan after November 17, 2010.

•	No Tax Gross-Up Payments. We do not provide tax gross-up payments with respect to any perquisites.

Compensation Overview

The Committee reviews and approves the compensation of all of the Named Executive Officers. Our CEO provides the Committee with his evaluation of the performance of our Named Executive Officers (excluding himself) and his recommendations for their compensation. The Committee also receives information and recommendations from a compensation consultant on matters related to the Named Executive Officers (including the CEO) and other executive compensation. For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 5 and 6 of this Proxy Statement.

The Committee reviews Total Direct Compensation for each of the Named Executive Officers on an annual basis prior to the first Board meeting of the year and may also reassess Total Direct Compensation during the year in connection with a promotion or significant change in responsibilities. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement, and change-in-control severance payments. Collectively, these programs are designed to motivate our executives to achieve consistent, superior performance.

Competitive Market Review

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the Named Executive Officers against competitive market information. To assess competitive market information, the Committee looks primarily to proxy statement data among a group of peer companies listed below (the Peer Group). The proxy information reviewed by the Committee consists of comparable data for the respective CEO and CFO positions and then the next three highest paid individuals at each Peer Group company.

The Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of our executives’ compensation should not be guaranteed. The Committee generally targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation and generally determines compensation within that range based upon relative individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described below). Other factors may include the individual performance of each Named Executive Officer and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on the competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing our executive positions with comparable positions at companies within the Peer Group, the Committee and its compensation consultant, FWC, review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

For salary adjustments and long-term incentive compensation awarded by the Committee in February 2010, our Peer Group consisted of the following 17 companies:

3M	Alcoa	Burlington Northern Santa Fe
CSX	Deere & Co	Du Pont (El) De Nemours
FedEx	General Dynamics	Halliburton
Honeywell International	Medtronic	Norfolk Southern
Northrop Grumman	Raytheon	Southern Co.
Time Warner Cable	UPS

In September 2010, the Committee and its consultant conducted a review of the Peer Group. The Committee’s consultant recommended a reconsideration of the Peer Group for three reasons. First, Berkshire Hathaway acquired Burlington Northern Santa Fe (BNSF), making it a wholly-owned subsidiary, which essentially eliminated the ability to obtain comparison data. In response to the BNSF acquisition, the Canadian National and Canadian Pacific railroads were recommended for inclusion in the Peer Group. Second, the Committee had not conducted a review of the Peer Group since 2008 and, consistent with best practice, a review of the Peer Group should be conducted periodically to ensure that the group continues to be appropriate for benchmarking purposes. Lastly, certain non-industry Peer Group companies were reconsidered to confirm they were size appropriate for competitive compensation purposes. Based on this review, the Committee selected a new Peer Group consisting of the following 18 companies:

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	Time Warner Cable	UPS

In addition to the consultant’s recommendations, the Committee selected this new Peer Group after surveying U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and U.S.-based public companies with comparable (i) revenues, (ii) net income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These measures are summarized below.

	Peer Group (1)		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$18,622	$30,294	$16,965	31	st
Net Income	$2,046	$2,930	$2,780	73	rd
Total Assets	$31,351	$39,837	$43,088	82	nd
Market Capitalization	$31,210	$41,059	$45,695	83	rd
Employees	49,000	75,034	43,531	42	nd

(1)	Dollars in millions. Based on information available as of December 31, 2010.

This new Peer Group was considered by the Committee as part of its review process for determining Total Cash Compensation and Total Direct Compensation for 2010. Thus, the Committee reviewed the data from the new Peer Group in February 2011 when determining the following: (i) annual bonus awards for 2010 performance, and (ii) long-term incentive awards granted in February 2011.

All 2010 salary increases and long-term incentive awards granted in February 2010 reflected in the tables that follow are discussed in relation to the new Peer Group.

Management’s Role in the Compensation Process

Management’s role in the compensation process is twofold. First, at the beginning of the year, management conducts its annual planning process to recommend business objectives to the Committee and the Board (focusing on safety, service, and financial performance) for the annual cash bonus and performance criteria for the long-term incentive compensation program for the upcoming performance year. Second, at the end of the year, the CEO makes recommendations to the Committee regarding the Total Direct Compensation of the other Named Executive Officers based upon a review of Company performance and the performance of each Named Executive Officer for the year.

Management’s planning process for developing the Company’s annual operating plan encompasses all departments and includes the consideration of many quantitative and qualitative factors, including the Company’s financial results and Railroad operations during the prior year; safety, business and leadership initiatives; customer service; strategic initiatives; economic indicators; forecasted demand and volume; planned capital expenditures; competitive market conditions; and general business forecasts. An integral part of this process is the establishment of departmental goals and objectives and individual goals and objectives for the Named Executive Officers and other executives that together provide the framework to meet the business objectives.

At the beginning of each year, management presents the proposed operating plan to the Board. Based on the Board’s approval of the Company’s operating plan, the CEO and Senior Vice President-Human Resources (SVP-HR) propose to the Committee business objectives for the annual bonus plan and performance criteria and targets for the performance stock units for the upcoming year. The CEO also reviews any recommendations that the SVP-HR (with any input from the Committee’s compensation consultant) may make regarding the compensation mix, award types, vesting requirements, targeted percentiles, and any other features of the Company’s compensation arrangements applicable to the other Named Executive Officers. The Committee reviews these compensation proposals and makes a recommendation to the Board of Directors for approval.

Periodically during the year, the CEO reviews year-to-date performance with each of the other Named Executive Officers.

At the end of the performance year, the CEO reviews the performance of the other Named Executive Officers and competitive data on Total Direct Compensation prepared by the SVP-HR (based upon data supplied by the Committee’s compensation consultant) prior to making recommendations to the Committee. Management, including the CEO and SVP-HR, reviews the Company’s and individual performance, and the CEO proposes to the Committee amounts for base salary, annual bonuses, and long-term incentives for each of the Named Executive Officers, other than himself. That determination is reserved for the Committee taking into account the advice of its consultant. The Committee’s compensation consultant presents to the Committee competitive analyses regarding the Total Direct Compensation with respect to the CEO, which the compensation consultant performs without any participation of, input from or prior review by the CEO. The Committee reviews the relevant compensation analyses and, together with the other independent directors, evaluates the CEO’s performance and determines the appropriate level of Total Direct Compensation based upon such evaluation.

Compensation Elements

Total Direct Compensation includes the following basic compensation elements: (i) base salary, (ii) annual cash bonus, and (iii) long-term incentive compensation, which consists of performance stock units, retention stock units, and stock options.

Base Salary

We pay base salary to provide a stable source of income for performing job responsibilities and at a level that supports the objectives of our performance-based compensation programs. The Committee reviews the base salaries of the Named Executive Officers at the beginning of each year.

The CEO reviews base salaries and prior year performance and accomplishments for the other Named Executive Officers and recommends a base salary for the coming year for each of them. The Committee considers and evaluates these base salary recommendations. The Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance, (v) Peer Group proxy statement data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating each factor and applies no specific weights to the above factors. The Committee, with input from its compensation consultant and the Board’s review of CEO performance, alone assesses the base salary of the CEO.

In February 2010, the Committee reviewed the salaries of the Named Executive Officers and considered Company performance in 2009. Based upon the CEO’s recommendation, the Committee approved a salary increase in 2010 only for Mr. Knight. Mr. Knight was awarded a 2% salary increase primarily based on the fact that his salary was significantly lower relative to CFOs at companies in our Peer Group. The CEO did not recommend salary increases in 2010 for the other Named Executive Officers due to the continued challenges presented by the then current economic conditions.

In February 2011, the Committee reviewed and considered the achievement of the Company’s business objectives in 2010. As a result of strong Company performance, the CEO recommended, and the Committee approved, the salary increases for the Named Executive Officers shown below. The Committee considered increasing Mr. Young’s salary in light of his strong performance, but decided instead to emphasize variable pay-for-performance by reflecting the Company’s and Mr. Young’s performance in his annual bonus and long-term incentive awards.

2010/2011 Salary Versus Peer Group

Name	2009 Salary	Change from 2009	2010 Salary	Change from 2010	2011 Salary	vs. Peer Group
James R. Young	$1,150,000	0%	$1,150,000	0%	$1,150,000	25P
Robert M. Knight, Jr.	455,000	2%	464,000	3%	478,000	Below 25P
John J. Koraleski	470,000	0%	470,000	3%	484,000	Below 25P
J. Michael Hemmer	455,000	0%	455,000	3%	469,000	Below 25P
Barbara W. Schaefer	380,000	0%	380,000	3%	391,000	Below 25P

Annual Cash Bonus

We pay an annual cash bonus in order to link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and to reflect individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the Named Executive Officers. Although we communicate specific business objectives to the Company as a whole based on the operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established the funding level by considering competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation less current salaries) and our success in achieving our business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each Named Executive Officer on a discretionary basis. The Committee believes this is an effective way to reinforce our pay-for-performance philosophy, as annual bonuses are based upon (i) in large part, the Company’s performance and (ii) the individual executive’s performance during the period. This discretionary process results in the annual cash bonus ranging from zero for all Named Executive Officers to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable performance year versus the Company’s diluted earnings per share (EPS) as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the Named Executive Officers or the top five listed officers for the applicable Performance Year. For Performance Year 2004, the Company did not pay bonuses to its executives. For Performance Year 2006, the Company had a separate Chairman and CEO, who each received bonuses.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2003-2007 include adjustments for the Company’s May 28, 2008, two-for-one stock split.

When determining annual bonuses, the Committee benchmarks Total Cash Compensation for the Named Executive Officers within a range of the median to seventy-fifth percentile of our Peer Group based on performance. Depending primarily on the position of the Named Executive Officer, Company-level performance and individual performance, this process results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the Named Executive Officers, and provides the Committee an annual cash bonus recommendation for each Named Executive Officer. The Committee considers these recommendations as part of its subjective assessment of each Named Executive Officer, and may make adjustments in its discretion. The Committee, with input from its consultant and the review of the CEO evaluation by the independent members of the Board, alone assesses and determines the bonus for the CEO.

In February 2011, the Committee reviewed and considered the Company’s level of achievement in relation to its business objectives in 2010, including the many all-time records and accomplishments in the areas of safety, service and financial performance. Highlights of the team’s record performance include:

•	A 48% increase in total shareholder return, exceeding both the S&P 500 by 33 points and the railroads from our Peer Group by 21 points;

•	Continued record achievements in employee safety for the third straight year;

•	Customer satisfaction ratings at record high levels for the fourth consecutive year, resulting from continued excellent service;

•	Operating efficiency, as measured by operating ratio, improving to a record low in recent history for the U.S. rail industry; and

•	Net income and free cash flow, after dividends, reaching all-time industry records, and ROIC achieving a Company best.

During its evaluation of annual bonuses for the Named Executive Officers, the Committee’s goal was to reward management’s record performance with comparable compensation for high-performing individuals. In 2009, the Committee reduced management’s compensation, including that of the Named Executive Officers, primarily due to the uncertain direction of the economy at the time. As a result, the Committee did not believe that 2009 should be a comparison year for future compensation decisions. Instead, the Committee conducted a review of comparison measures from the Company’s record year in 2008, and determined that 2008 should serve as the comparison year for the 2010 annual bonus and 2011 equity awards.

As a result of the Committee’s review and evaluation, bonus awards for the Named Executive Officers significantly exceeded the bonus award levels in 2009, but represented increases between 11% and 23% from awards for the Company’s previous record performance in 2008.

The Committee, along with all the other outside independent directors, evaluated Mr. Young’s performance and determined that his oversight and leadership of the Company and the senior management team in achieving these record results, particularly his direction and execution of the Company’s operational and strategic initiatives to maximize shareholder value, merited the bonus shown in the table on page 42.

In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, performance and individual accomplishments during the year, tenure, and award levels relative to the Peer Group and awarded each Named Executive Officer a bonus for their management direction and leadership contributions as further described on the next page.

Mr. Knight led the Company’s implementation of a financial strategy that continued to focus on maximizing long-term shareholder value, producing record financial results in 2010. Under his leadership, the Company’s ongoing effort to improve financial returns through Project Operating Ratio & Zero (a comprehensive program focused on improving efficiency (operating ratio) without impacting our safety performance or the Company’s efforts to improve safety) helped generate significant incremental profit margins as traffic returned through the year. This resulted in the Company’s first sub-70 quarterly operating ratio, and a sixth consecutive full-year operating ratio improvement to a record 70.6%. The Company also continued to strengthen its balance sheet, improving its adjusted debt-to-capital ratio by 3.6 percentage points year-over-year. These efforts, along with the Company’s improving business fundamentals, led to a credit rating upgrade to BBB+ from Standard & Poor’s. The Company’s record earnings and cash flows drove significant returns to shareholders in 2010, including two dividend increases totaling 41%, as well as $1.25 billion in share repurchases. As a result of these actions and stock price appreciation, shareholders earned a total return of 47.6% for the year.

Mr. Koraleski led the Marketing and Sales team in the creation and delivery of enhanced customer value, which, in turn, led to improved shareholder value in 2010. The Company increases customer value by focusing on service and by delivering market-driven transportation service products, logistics services and technology solutions. Mr. Koraleski and the Marketing and Sales team worked closely with the Operating Department to improve service offerings that support business growth opportunities with existing and new customers, including a targeted focus on new customers that have never used rail before. Customers increasingly recognize the value of the Railroad’s premier franchise and these products. In 2010, our customer satisfaction index reached its fourth consecutive all-time high. At the same time, Mr. Koraleski led the team through the successful renegotiation of a dozen major legacy and non-legacy contracts, while delivering core price improvement of 5%, driving profitable growth and increasing shareholder value.

Mr. Hemmer took the lead role in negotiating the first successful partnership between a Class I railroad and state and federal authorities to implement the federal government’s high-speed rail initiative, while expanding protection of shareholder’s investments in freight capacity. He continued to lead the Company’s and the industry’s efforts to develop legislative positions to protect returns on investment from damaging regulation. The Law Department completed a string of three successful U.S. Supreme Court cases, achieving a landmark ruling upholding limitations on liability for international shipments, and it significantly reduced exposure from questionable injury claims. The Law Department also continued to lead compliance and risk-reduction initiatives across a wide range of Company activities, protecting Company and shareholder interests.

Ms. Schaefer serves two roles for the Company, as Secretary and as head of the Human Resources team. As Secretary, Ms. Schaefer led activities designed to ensure that the Company continues to maintain the highest standards of corporate governance by fostering strong Board communication and adherence to the Company’s Corporate Governance Guidelines and Policies. In particular, Ms. Schaefer ensures that Board materials and meeting agendas appropriately consider issues identified as priorities by the Board and the Company’s senior leadership, including, strategic planning, risk management, succession planning and maximization of shareholder value. Under her leadership of the Human Resources function, the Company continued to attract, train, develop, motivate and engage top notch employees, 39% of whom have been hired in the past eight years.

2010 Total Cash Compensation Versus Peer Group

Name	2008 Bonus	2009 Bonus	2010 Bonus	2010 Salary	Total 2010 Cash Comp	vs. Peer Group
James R. Young	$3,000,000	$2,500,000	$3,700,000	$1,150,000	$4,850,000	Above 75P
Robert M. Knight, Jr.	1,025,000	820,000	1,150,000	464,000	1,614,000	Above 75P
John J. Koraleski	1,035,000	825,000	1,160,000	470,000	1,630,000	Above 75P
J. Michael Hemmer	900,000	720,000	1,100,000	455,000	1,555,000	Above 75P
Barbara W. Schaefer	675,000	540,000	750,000	380,000	1,130,000	Above 75P

Long-Term Incentive Compensation

We award long-term incentive compensation to encourage executives to manage for long-term business success and continue their employment with the Company. Currently, the Company’s long-term compensation is entirely equity-based, which, together with the Company’s stock ownership requirements and other policies, provides motivation to enhance shareholder value and meet the Company’s financial objectives. The components of long-term incentive compensation are:

•	performance stock units, which we award based on return on invested capital (ROIC) over a three-year period;

•	retention stock units, which vest after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 47) and that vest ratably over a three-year period.

The Committee generally seeks to award long-term incentives that range between 50% and 70% of each Named Executive Officer’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for our Named Executive Officers generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the Named Executive Officers (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts of awards for each of the Named Executive Officers. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2010 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the Named Executive Officers to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. At its meeting in February 2010, the Committee re-evaluated the long-term incentive program for the Named Executive Officers and the targeted mix of equity compensation. Based upon its review of long-term incentives for the Peer Group and its desire to emphasize the Company’s long-term strategic focus and the connection between ROIC and the Named Executive Officers’ compensation, the Committee established the targeted mix of equity compensation based on grant date fair value to 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the Named Executive Officers and a description of the terms of these awards are set forth on pages 51 and 52 in the Grants of Plan-Based Awards in Fiscal Year 2010 Table and accompanying narrative discussion.

Performance Stock Units

The Committee utilizes performance stock units to (i) motivate, reward, and retain executives who make significant contributions to the achievement by the Company of safety, operational and financial goals, (ii) promote and closely align the interests of the Named Executive Officers and other executives with those of our shareholders, and (iii) help ensure that executive compensation remains competitive with our industry peers and companies with which we compete for executive talent.

In February 2010, the Committee awarded the Named Executive Officers performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period). At the same time, the Committee also set the 2010-2012 target above the 2009 results, which was slightly lower than the previous target. This determination reflected the uncertain economic conditions in early 2010, along with the Board’s focus on maintaining a strong capital program to support the Company’s rail network and opportunities for future growth. However, despite the lower threshold, the Company will need to achieve earnings growth to meet this target.

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is a key measurement that indicates success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2008 – 2010	8.8%	9.3%	10.3%
2009 – 2011	7.8%	8.8%	10.8%
2010 – 2012	7.3%	8.3%	10.3%

The Named Executive Officers must also remain employed by the Company for three years from the date of grant. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two times the target number of stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the whole three-year Performance Period. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Stock units that have been earned during the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and will pay or accrue dividend equivalents between the time they are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each Named Executive Officer is set forth on page 51 in the Grants of Plan-Based Awards in Fiscal Year 2010 table.

For the performance stock units granted in 2008, 2009 and 2010, the Committee certified the ROIC results as shown in the table below.

	2008 (1)	2009 (2)	2010 (3)
ROIC as reported in the Company’s Annual Report on Form 10-K for the years ended December 31	10.2%	8.2%	10.8%
ROIC as certified by the Committee for Performance Stock Unit Awards	10.09%	8.17%	10.77%

(1)	The Committee, in its discretion, adjusted reported 2008 ROIC downward for a special item. Reported ROIC included the recognition of a loss in Other Comprehensive Income resulting from investment losses in pension assets.

(2)	For performance stock units granted in 2009 and 2010, the Committee adjusted the discount rate used in both the numerator and denominator when calculating the present value of future operating lease payments to reflect changes to interest rates and financing costs. This rate is consistent with the methodology used by Standard & Poor’s, and is the same methodology the Company uses to calculate adjusted debt-to-capital ratio. The performance stock units granted in 2008 will continue to be measured through conclusion using the methodology and assumptions in effect at the grant date for those performance stock units. As a result, the 2009 ROIC certified by the Committee for the 2008 grant was 8.32%.

(3)	As explained above in Note 2, the performance stock units granted in 2008 will continue to be measured using the methodology and assumptions in effect when granted. As a result, the 2010 ROIC certified by the Committee for the 2008 grant was 10.96%.

Performance stock units earned under each of the 2008, 2009, and 2010 grants for each of the Named Executive Officers are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2010 Fiscal Year-End Table on page 52. The table below summarizes how performance stock units were earned in 2010.

Stock Units Earned in 2010 as a Percent of Target Award

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2008 – 2010	9.7%	+40%	140% of the target number of stock units
2009 – 2011	9.4%	+30%	100% of 2/3 of the target number of stock units
2010 – 2012	10.7%	+100%	100% of 1/3 of the target number of stock units

(1)	Years one and two of each performance period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the performance period. Amounts earned at the conclusion of the performance period may be different depending on future years’ performance.

At its meeting in February 2011, the Committee awarded the Named Executive Officers performance stock units with the same terms as the 2010 grants discussed above, except the Committee set a new performance target for ROIC.

Retention Stock Units

The Committee believes that retention stock units ensure consistency of leadership at the Company by retaining key executives in a competitive labor market. Although equity awards in general include an element of performance incentive, the Committee awards retention stock units primarily to encourage continuity of management. Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units (which are not performance based) to a Named Executive Officer who is also a “covered employee” for purposes of Internal Revenue Code section 162(m) if we anticipate that such payment, if made, would not be deductible due to the application of Code section 162(m). Payment is delayed until the first taxable year in which we anticipate our tax deduction would no longer be limited by Code section 162(m).

Stock Options

The Committee believes that stock options combine both retention and performance elements and, therefore, serve as an important element of long-term compensation. We directly tie the amount executives realize under stock option grants to the future performance of the Company’s stock, aligning the interests of executives with those of the Company’s shareholders. At the same time, the stock options become fully exercisable only if the executive remains an employee through the three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

Summary of 2010 Total Direct Compensation Decisions

The table below summarizes the 2010 Total Direct Compensation the Committee approved for each Named Executive Officer. The compensation elements included in the table reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 49. The Committee considers these programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, excluded from the table below. This table is supplementary and is not intended to replace the Summary Compensation Table.

2010 Total Direct Compensation Versus Peer Group

Name	Total 2010 Cash Comp	Total 2010 LTI Award	Total 2010 Direct Comp	vs. Peer Group
James R. Young	$4,850,000	$7,000,000	$11,850,000	Between Median & 75P
Robert M. Knight, Jr.	1,614,000	2,100,000	3,714,000	Between Median & 75P
John J. Koraleski	1,630,000	1,800,000	3,430,000	Between Median & 75P
J.Michael Hemmer	1,555,000	1,600,000	3,155,000	75P
Barbara W. Schaefer	1,130,000	720,000	1,850,000	Between 25P & Median(1)

(1)

Due to the retirement of a former Named Executive Officer, Ms. Schaefer became the 5th highest paid executive for 2010. The Committee generally compares Ms. Schaefer’s compensation to survey data for top human resources executives, and, on that basis, Ms. Schaefer’s total direct compensation was slightly above the 75th percentile.

2011 Long-Term Incentive Awards

In February 2011, the Committee reviewed and considered the achievement of the Company’s business objectives in 2010, including the record accomplishments in safety, service, and financial performance discussed above under the section captioned Company Performance Overview for 2010, as the primary factor in determining each Named Executive Officer’s annual long-term incentive awards. In addition, the Committee took into consideration each Named Executive Officer’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each Named Executive Officer under the Annual Cash Bonus section. The Committee awarded each Named Executive Officer the long-term incentive awards as shown in the table below.

The Committee awarded each Named Executive Officer a long-term incentive award, based on grant date fair value, consisting of 40% performance stock units, 20% retention stock units and 40% stock options.

2011 Long-Term Incentive Awards

Name	Total 2011 LTI Award	Stock Options (40% of LTI Award)	Retention Stock Units (20% of LTI Award)	Performance Stock Units
				Threshold	Target (40% of LTI Award)	Maximum
James R. Young	$8,000,000	112,491	17,095	17,095	34,191	68,382
Robert M. Knight, Jr.	2,350,000	33,045	5,022	5,022	10,044	20,088
John J. Koraleski	2,200,000	30,936	4,701	4,701	9,402	18,804
J. Michael Hemmer	1,850,000	26,016	3,953	3,954	7,908	15,816
Barbara W. Schaefer	850,000	11,955	1,817	1,816	3,633	7,266

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the Named Executive Officers, receive tax and financial counseling services and personal excess liability coverage. Pursuant to the Company’s security policy, the CEO is required to use Company aircraft for all air travel, whether personal or business, and the Committee believes this requirement to be in the best interest of the Company, as it provides security, improves Company access to the CEO while traveling, and enhances the effectiveness and efficiency of our CEO.

The value of perquisites provided to the Named Executive Officers by the Company is not a significant portion of each of the Named Executive Officers’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding mandatory use of Company aircraft by the CEO, the Committee does not consider perquisites in their analyses of Total Direct Compensation for the CEO and the other Named Executive Officers.

Post-Termination Compensation and Benefits

Post-termination compensation and benefits are designed to promote long-term commitment to the Company, which consist of the following elements: deferred compensation, pension, and potential change-in-control payments.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to our competitive compensation arrangements and help attract executives. Our deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on pages 57 and 58. These accounts are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any future inability of the Company to pay these accounts. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 56.

Pension Plan and Supplemental Pension Plan

We sponsor a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that our defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the Named Executive Officers) provide our employees with a competitive retirement benefit. We offer a Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under our defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 54 through 56.

Change-in-Control Arrangements

The Named Executive Officers do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the Named Executive Officers, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus earned in the three most recent calendar years for Mr. Young and two times this sum for each of Messrs. Knight, Koraleski, Hemmer and Ms. Schaefer. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. In November 2010, the Committee eliminated the tax gross-up payment for any individual who becomes an eligible employee under the Continuity Plan on or after November 17, 2010.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the Named Executive Officers upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 60 through 63.

Other Aspects of Our Compensation Program

Company Grant Practices

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees on the day the Committee and the Board, as applicable, approves the award. The option price of all stock options is the closing price of our stock on the date of grant. The Company does not allow employees to select the effective date of stock option awards, and the Committee does not time its approval of stock option awards around the release of any material non-public information.

Prohibition on Stock Option Repricing

Our 2004 Stock Incentive Plan prohibits repricing of outstanding stock options without the approval of shareholders. Although there are outstanding stock option awards under other prior stock plans that do not prohibit the Committee from repricing stock options, the Committee does not intend to reprice any outstanding options. Additionally, neither the Company nor the Committee has ever back-dated stock options.

Recoupment Policy for Financial Restatement

In February 2007, the Board of Directors adopted a policy that authorizes the Board, in consultation with the Audit Committee, to examine circumstances surrounding a restatement of all or a portion of our financial statements. The Board, in consultation with the Compensation and Benefits Committee, may make retroactive adjustments to any cash or equity-based incentive compensation paid to the Named Executive Officers and certain other executives where the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of our financial statements. The Board will take appropriate action to recover any amount determined to have been inappropriately received by any individual executive subject to this policy.

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under section 162(m) of the Internal Revenue Code, as amended (the Code), annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs), and stock options are granted under a plan designed to satisfy the requirements of section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, our shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other Named Executive Officers (excluding the CFO for 162(m) purposes), is deductible up to $1 million in any year.

Tally Sheets

The Committee regularly reviews a Tally Sheet at its meetings. The Tally Sheet includes the current and three-year historical Total Direct Compensation and Peer Group data for the Named Executive Officers. The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the Named Executive Officers.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2011 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2010.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Thomas J. Donohue

Thomas F. McLarty III

Steven R. Rogel

Jose H. Villarreal

2008 Stock Split

On May 28, 2008, we completed a two-for-one stock split, effected in the form of a 100% stock dividend. The stock split entitled all shareholders of record at the close of business on May 12, 2008, to receive one additional share of our common stock for each share of common stock held on that date. The outstanding stock and option awards shown in the tables that follow are adjusted to reflect the stock split.

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the Named Executive Officers, including salary, bonus, the value of stock awards and option awards and other compensation for 2010, 2009 and 2008.

Name and Principal Position	Year	Salary		Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total Compensation (e)
James R. Young Chairman, President & CEO	2010 2009 2008	$1,150,000 1,150,000 1,141,667		$3,700,000 2,500,000 3,000,000	$4,200,120 3,750,155 3,750,161	$2,800,014 3,750,015 3,750,015	$3,312,625 4,056,234 4,538,368	$101,813 77,943 135,404	$15,264,572 15,284,347 16,315,615

Robert M. Knight, Jr. EVP Finance & CFO	2010 2009 2008	462,500 455,000 449,167		1,150,000 820,000 1,025,000	1,260,090 1,050,136 950,047	840,048 1,050,022 950,073	861,950 915,630 987,322	27,843 36,485 42,570	4,602,431 4,327,273 4,404,179

John J. Koraleski EVP Marketing & Sales	2010 2009 2008	470,000 470,000 466,667		1,160,000 825,000 1,035,000	1,080,078 1,000,161 950,047	720,002 1,000,006 950,073	1,147,207 1,558,564 1,857,678	29,190 34,573 39,464	4,606,477 4,888,304 5,298,929

J. Michael Hemmer SVP Law & General Counsel	2010 2009 2008	455,000 428,988 453,000	(f)	1,100,000 720,000 900,000	960,130 800,167 750,057	640,008 800,012 750,003	599,585 668,982 732,949	22,375 29,198 41,645	3,777,098 3,447,347 3,627,654

Barbara W. Schaefer SVP Human Resources & Secretary	2010 2009 2008	375,352 376,391 378,333	(f) (f)	750,000 540,000 675,000	432,166 406,750 399,981	288,034 393,359 400,060	701,461 727,683 969,333	20,286 23,847 28,166	2,567,299 2,468,030 2,850,873

(a)	Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page 51 for the grant date fair value of the retention stock units and performance stock units. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the Named Executive Officers. The maximum value of performance stock units for 2010 for Mr. Young is $5,600,159, for Mr. Knight is $1,680,121, for Mr. Koraleski is $1,440,104, for Mr. Hemmer is $1,280,214 and for Ms. Schaefer is $576,261.

(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2010	2009	2008
Risk-free interest rate	2.4%	1.9%	2.8%
Dividend yield	1.8%	2.3%	1.4%
Expected life (years)	5.4	5.1	5.3
Volatility	35.2%	31.3%	22.2%
Grant date fair value of options granted	$18.26	$11.33	$13.34

(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate and the value of the accrued pension benefit for each Named Executive Officer.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

Name and Principal Position	Year	Perquisites			Tax Reimburse- ments (ii)	Life Insurance Premiums (iii)	Company Matched Thrift Plan Contributions	Total All Other Compensation
		Use of Corporate Aircraft (i)	Tax and Financial Counseling Services	Excess Liability Insurance Premiums
James R. Young Chairman, President & CEO	2010 2009 2008	$46,003 20,994 34,580	$20,385 8,583 38,075	$925 1,100 1,125	$0 0 1,491	$0 12,766 25,883	$34,500 34,500 34,250	$101,813 77,943 135,404

Robert M. Knight, Jr. EVP Finance & CFO	2010 2009 2008	987 2,809 12,434	12,056 15,755 8,875	925 1,100 1,125	0 0 958	0 3,171 5,703	13,875 13,650 13,475	27,843 36,485 42,570

John J. Koraleski EVP Marketing & Sales	2010 2009 2008	0 0 0	14,165 13,300 11,365	925 1,100 1,125	0 0 971	0 6,073 12,003	14,100 14,100 14,000	29,190 34,573 39,464

J. Michael Hemmer SVP Law & General Counsel	2010 2009 2008	0 0 0	7,800 8,200 8,505	925 1,100 1,125	0 0 961	0 6,992 17,464	13,650 12,906 13,590	22,375 29,198 41,645

Barbara W. Schaefer SVP Human Resources & Secretary	2010 2009 2008	0 0 0	8,100 8,100 8,000	925 1,100 1,125	0 0 912	0 3,355 6,779	11,261 11,292 11,350	20,286 23,847 28,166

(i)	The aggregate incremental cost for Use of Corporate Aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(ii)	This amount, for 2008, consists of the gross-up for Medicare tax paid on the Company’s contributions to a supplemental thrift plan and the gross-up for excess liability insurance premiums. In 2009, the Committee eliminated tax gross-ups on the Medicare tax paid on the Company’s contributions to a supplemental thrift plan and excess liability insurance premiums.

(iii)	Effective December 31, 2009, the executive life insurance program was eliminated as a cost-savings measure.

(e)	For comparison purposes, refer to the 2010 Total Direct Compensation Versus Peer Group Table on page 45, which provides a summary of the total compensation approved by the Committee for 2010.

(f)	Mr. Hemmer’s annual base salary for 2009 of $455,000 and Ms. Schaefer’s annual base salary for 2009 and 2010 of $380,000 were reduced by their voluntary elections to forego a portion of their salaries for departmental management purposes.

Grants of Plan-Based Awards in Fiscal Year 2010

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the Named Executive Officers’ compensation for 2010.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
James R. Young	2/4/2010	Performance Stock Units	22,959	45,918	91,836				$2,800,080
Chairman, President & CEO	2/4/2010	Retention Stock Units				22,959			1,400,040
	2/4/2010	Stock Options					153,312	$60.98	2,800,014

Robert M. Knight, Jr.	2/4/2010	Performance Stock Units	6,888	13,776	27,552				840,060
EVP Finance & CFO	2/4/2010	Retention Stock Units				6,888			420,030
	2/4/2010	Stock Options					45,996	$60.98	840,048

John J. Koraleski	2/4/2010	Performance Stock Units	5,904	11,808	23,616				720,052
EVP Marketing & Sales	2/4/2010	Retention Stock Units				5,904			360,026
	2/4/2010	Stock Options					39,423	$60.98	720,002

J. Michael Hemmer	2/4/2010	Performance Stock Units	5,249	10,497	20,994				640,107
SVP Law & General Counsel	2/4/2010	Retention Stock Units				5,248			320,023
	2/4/2010	Stock Options					35,043	$60.98	640,008

Barbara W. Schaefer	2/4/2010	Performance Stock Units	2,363	4,725	9,450				288,131
SVP Human Resources	2/4/2010	Retention Stock Units				2,362			144,035
& Secretary	2/4/2010	Stock Options					15,771	$60.98	288,034

(a)	The Exercise Price is the closing price of our common stock on February 4, 2010, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 49 for the assumptions made in calculating the grant date fair value of Stock Options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to section 162(m) of the Code. The Committee determines bonuses for the Named Executive Officers by evaluating a combination of corporate and individual performance, as more fully described beginning on page 39 of the CD&A.

On February 4, 2010, the Committee granted performance stock units, retention stock units and stock options to each of the Named Executive Officers. Performance stock units actually earned will be subject to continued employment through February 4, 2013 and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2010 through 2012. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted to him based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant based on the average of all three years of ROIC performance achieved. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividends on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 58.

One-third of each stock option grant vests each year over a three-year period from the grant date of February 4, 2010, and the retention stock units vest on February 4, 2014, in each case subject to continued employment. The maximum term of stock options is 10 years. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control.

Retention stock generally vests after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. We delay payment of retention stock units (which are not performance based) to a Named Executive Officer who is also a “covered employee” for purposes of Internal Revenue Code section 162(m) if we anticipate that such payment, if made, would not be deductible due to the application of Code section 162(m). We delay payment until the first taxable year in which we anticipate that our tax deduction would no longer be limited by Code section 162(m).

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the Named Executive Officers as of our most recent fiscal year-end, including awards granted during 2010 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Unearned Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (a)	Market Value of Shares or Units of Stock Held That Have Not Vested (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)
James R. Young Chairman, President & CEO	0 110,291 187,360 268,572 441,000 330,000 200,000	153,312 220,582 93,680 0 0 0 0	$60.98 47.28 62.38 48.49 43.03 29.56 32.55	2/4/2020 2/5/2019 1/31/2018 1/30/2017 1/26/2016 1/27/2015 1/29/2014	207,439	$19,221,298	129,410	$11,991,131

Robert M. Knight, Jr. EVP Finance & CFO	0 30,882 47,468 58,194	45,996 61,764 23,734 0	60.98 47.28 62.38 48.49	2/4/2020 2/5/2019 1/31/2018 1/30/2017	54,966	5,093,150	37,768	3,499,583

John J. Koraleski EVP Marketing & Sales	0 29,411 47,468 67,146	39,423 58,822 23,734 0	60.98 47.28 62.38 48.49	2/4/2020 2/5/2019 1/31/2018 1/30/2017	47,676	4,417,658	33,784	3,130,425

J. Michael Hemmer SVP Law & General Counsel	0 0 37,472	35,043 47,058 18,736	60.98 47.28 62.38	2/4/2020 2/5/2019 1/31/2018	38,781	3,593,447	28,779	2,666,662

Barbara W. Schaefer SVP Human Resources & Secretary	0 0 19,988	15,771 23,138 9,994	60.98 47.28 62.38	2/4/2020 2/5/2019 1/31/2018	22,190	2,056,125	13,799	1,278,615

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units or Stock Held That Have Not Vested (ii)	Unearned Performance Units at Maximum (iii)	Unit Vest Date
James R. Young	51,104	2/4/2013	2/4/2020	22,959		2/4/2014
Chairman, President & CEO	51,104	2/4/2012	2/4/2020	15,306	76,530	2/4/2013
	51,104	2/4/2011	2/4/2020	39,658		2/5/2013
	110,291	2/5/2012	2/5/2019	26,440	52,880	2/5/2012
	110,291	2/5/2011	2/5/2019	30,058		1/31/2012
	93,680	1/31/2011	1/31/2018	42,084	0	2/3/2011
				30,934		1/30/2011

Robert M. Knight, Jr.	15,332	2/4/2013	2/4/2020	6,888		2/4/2014
EVP Finance & CFO	15,332	2/4/2012	2/4/2020	4,592	22,960	2/4/2013
	15,332	2/4/2011	2/4/2020	11,105		2/5/2013
	30,882	2/5/2012	2/5/2019	7,404	14,808	2/5/2012
	30,882	2/5/2011	2/5/2019	7,616		1/31/2012
	23,734	1/31/2011	1/31/2018	10,659	0	2/3/2011
				6,702		1/30/2011

John J. Koraleski	13,141	2/4/2013	2/4/2020	5,904		2/4/2014
EVP Marketing & Sales	13,141	2/4/2012	2/4/2020	3,936	19,680	2/4/2013
	13,141	2/4/2011	2/4/2020	10,576		2/5/2013
	29,411	2/5/2012	2/5/2019	7,052	14,104	2/5/2012
	29,411	2/5/2011	2/5/2019	7,616		1/31/2012
	23,734	1/31/2011	1/31/2018	10,659	0	2/3/2011
				1,933		1/30/2011

J. Michael Hemmer	11,681	2/4/2013	2/4/2020	5,248		2/4/2014
SVP Law & General	11,681	2/4/2012	2/4/2020	3,499	17,495	2/4/2013
Counsel	11,681	2/4/2011	2/4/2020	8,461		2/5/2013
	23,529	2/5/2012	2/5/2019	5,642	11,284	2/5/2012
	23,529	2/5/2011	2/5/2019	6,012		1/31/2012
	18,736	1/31/2011	1/31/2018	8,416	0	2/3/2011
				1,503		1/30/2011

Barbara W. Schaefer	5,257	2/4/2013	2/4/2020	2,362		2/4/2014
SVP Human Resources	5,257	2/4/2012	2/4/2020	1,575	7,875	2/4/2013
& Secretary	5,257	2/4/2011	2/4/2020	4,160		2/5/2013
	11,569	2/5/2012	2/5/2019	2,962	5,924	2/5/2012
	11,569	2/5/2011	2/5/2019	3,208		1/31/2012
	9,994	1/31/2011	1/31/2018	4,485	0	2/3/2011
				3,438		1/30/2011

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.

(ii)	Reflects performance stock units granted on January 31, 2008, February 5, 2009, and February 4, 2010 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2010.

(iii)	Reflects the maximum amount of performance stock units that may be earned under the grant of performance stock units on February 5, 2009 and February 4, 2010. These performance stock units are subject to a three-year performance period ending December 31, 2011 and December 31, 2012.

(b)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $92.66 on December 31, 2010.

Option Exercises and Stock Vested in Fiscal Year 2010

The following table shows a summary of the stock options exercised by the Named Executive Officers and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)
James R. Young Chairman, President & CEO	227,418	$12,723,872	86,310	$5,380,144

Robert M. Knight, Jr. EVP Finance & CFO	99,682	5,074,893	20,872	1,296,167

John J. Koraleski EVP Marketing & Sales	79,800	3,494,442	17,182	1,068,974

J. Michael Hemmer SVP Law & General Counsel	150,753	6,486,999	16,782	1,043,494

Barbara W. Schaefer SVP Human Resources & Secretary	85,813	3,297,439	9,248	575,367

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)	The number of stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Young, 43,000 shares, for Mr. Knight, 8,600 shares, and for Mr. Koraleski, 9,382 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page 58. Other stock units whose payment date has been delayed as a result of the application of Code section 162(m) and are not reflected in the Nonqualified Deferred Compensation table on page 57 are for Mr. Koraleski, 7,800 shares and for Mr. Hemmer, 7,400 shares.

Pension Benefits at 2010 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the Named Executive Officers upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2010. The present value was calculated as of December 31, 2010, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2000 Mortality Table projected to 2018 White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2009, were based on the RP-2000 Mortality Table projected to 2010

White Collar Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (a)
James R. Young Chairman, President & CEO	Basic Plan Supplemental Plan	32.6667 32.6667	$981,648 17,073,032

Robert M. Knight, Jr. EVP Finance & CFO	Basic Plan Supplemental Plan	30.5833 30.5833	676,680 3,597,860

John J. Koraleski EVP Marketing & Sales	Basic Plan Supplemental Plan	38.5833 38.5833	1,120,312 6,522,351	(b)

J. Michael Hemmer SVP Law & General Counsel	Basic Plan Supplemental Plan	8.3333 16.3333	283,683 2,919,033	(c)

Barbara W. Schaefer SVP Human Resources & Secretary	Basic Plan Supplemental Plan	29.6667 29.6667	881,474 3,158,390

(a)	Present values for Messrs. Young and Koraleski and Ms. Schaefer are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2010, Messrs. Knight and Hemmer were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	A portion of the Supplemental Plan benefit will be reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($200,300) and is not included in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(c)	As part of his employment offer, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan.

Pensions for our Named Executive Officers are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($245,000 for 2010) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under section 415(c) of the Code (for 2010, the lesser of 100% of the executive’s compensation or $195,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate. As noted in the table above, the Committee granted Mr. Hemmer eight additional years of credited service under the Supplemental Plan as part of his employment offer.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan. There are two active executives remaining for whom the Company purchased annuities, one of whom is Mr. Koraleski.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2010, Messrs. Young and Koraleski and Ms. Schaefer were eligible for early retirement under both Plans and Messrs. Knight and Hemmer were eligible for vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No Named Executive Officer received any payments under either Plan during 2010.

Nonqualified Deferred Compensation at 2010 Fiscal Year-End

We have two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan (Stock Incentive Plan). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows Named Executive Officer and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2010. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings in Last Fiscal Year (c)	Aggregate Balance at Last Fiscal Year End (d)(e)
James R. Young Chairman, President & CEO	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	$54,300 0 2,680,736	$27,150 0 0	$98,737 513,166 6,042,317	$733,804 3,670,209 19,422,551

Robert M. Knight, Jr. EVP Finance & CFO	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	13,050 0 530,875	6,525 0 0	24,016 5,442 1,437,712	162,523 115,600 4,626,745

John J. Koraleski EVP Marketing & Sales	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	13,500 0 559,924	6,750 0 0	64,432 16,117 1,491,998	412,722 137,079 4,718,917

J. Michael Hemmer SVP Law & General Counsel	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	12,600 0 0	6,300 0 0	20,411 0 547,947	189,723 0 1,773,452

Barbara W. Schaefer SVP Human Resources & Secretary	Supplemental Thrift Executive Incentive Deferral Deferral of Stock Awards	20,856 0 0	3,911 0 0	12,337 14,136 0	420,363 300,300 0

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.

(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2010.

(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2009 and 2008, but deferred under the Supplemental Thrift Plan are, for Mr. Young, $54,300 and $63,817; Mr. Knight, $12,600 and $13,150; Mr. Koraleski, $13,500 and $14,200; Mr. Hemmer, $11,113 and $13,380, and Ms. Schaefer, $21,023 and $23,733, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2009 and 2008, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Young, $ 27,150 and $27,350; Mr. Knight, $6,300 and $6,575; Mr. Koraleski, $6,750 and $7,100; Mr. Hemmer, $5,556 and $6,690, and Ms. Schaefer, $3,942 and $4,450, respectively.

(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 210,110 shares of Company common stock for Mr. Young, 50,051 shares for Mr. Knight, 51,048 shares for Mr. Koraleski, and 19,185 shares for Mr. Hemmer.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-taxbasis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the executive has contributed the maximum amount to the Qualified Thrift Plan permitted under various IRS regulations. An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Code section 409A. Non-qualified deferred compensation amounts not subject to Code section 409A, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Code section 409A, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

Named Executive Officers made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not to exceed 15 years from the executive’s separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a Named Executive Officer’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the

Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan, provided, though, the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2010 (based upon the Company’s closing stock price on that date of $92.66), given the Named Executive Officers’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the Named Executive Officers should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, the executive’s age and prevailing tax rates.

Separation from Service

In the event of the separation from service of any of the Named Executive Officers on December 31, 2010, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2010 Fiscal Year-End Table on page 55. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2010, Messrs. Young, Koraleski, and Hemmer and Ms. Schaefer were eligible to begin benefits immediately at January 1, 2011. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Young was $120,630, for Mr. Koraleski was $47,563, for Mr. Hemmer was $23,569 and for Ms. Schaefer was $22,203. Assuming a termination date of December 31, 2010, Mr. Knight would be eligible to begin his benefit on October 1, 2012. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight would be $20,167.

Each of the Named Executive Officers would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2010 Fiscal Year-End Table on page 57. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements.

Change-in-Control

The Continuity Plan provides severance benefits to the Named Executive Officers in the event (i) a change-in-control occurs and (ii) the Named Executive Officer incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the Named Executive Officer for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the Named Executive Officer has willfully and continually failed to substantially perform his duties, or (ii) the Named Executive Officer has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the Named Executive Officer is for “good reason” if it is for any of the following reasons: (i) the assignment to the Named Executive Officer of duties that are materially inconsistent with the Named Executive Officer’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the Named Executive Officer’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the Named Executive Officer’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; (iii) a material reduction in the Named Executive Officer’s pension, thrift, medical or long term disability benefits provided to the Named Executive Officer immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the Named Executive Officer; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the Named Executive Officers receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Young and by 2 for Messrs. Knight, Koraleski and Hemmer and Ms. Schaefer. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each Named Executive Officer lapse and all unvested stock options granted to each Named Executive Officer vest and become exercisable for a period of three years (or five years if the Named Executive Officer is retirement eligible) from the Named Executive Officer’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the Named Executive Officer shall be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a Named Executive Officer’s severance (or, if sooner, until the Named Executive Officer attains the age of 52, at which time the Named Executive Officer is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the Named Executive Officer will pay the fair market value of such coverage (active or retiree, as applicable) as determined under section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the Named Executive Officer shall be reduced by any benefits received by the Named Executive Officer from a subsequent employer.

In the event that any payments made in connection with a change-in-control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company will gross up the Named Executive Officer’s compensation for all excise taxes, but only where the value of the parachute amount is greater than 110% of three times the Named Executive Officer’s average annual taxable income for the years 2005 through 2009 (the base amount). In November 2010, the Committee eliminated this tax gross-up for any individual who becomes an eligible employee under the Continuity Plan on or after November 17, 2010. This change does not affect the Named Executive Officers, who were all eligible employees under the Continuity Plan before this date.

The table below sets forth the estimated value of the severance payments, welfare benefits, equity awards and additional pension benefits for each Named Executive Officer, assuming a change-in-control had occurred as of December 31, 2010, and the Named Executive Officer’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Health and Welfare Benefits (e)	Excise Tax Gross Up Payment (f)	Pre-Tax Total
James R. Young Chairman, President & CEO	$12,099,999	$7,016,484	$17,703,566	$22,168,627	$17,637	$13,077,348	$72,083,661

Robert M. Knight, Jr. EVP Finance & CFO	2,911,334	4,038,234	4,978,669	6,005,017	17,637	0	17,950,891

John J. Koraleski EVP Marketing & Sales	2,953,334	1,702,646	4,636,929	5,729,168	17,637	0	15,039,714

J. Michael Hemmer SVP Law & General Counsel	2,653,334	1,612,958	3,812,980	4,698,511	17,637	0	12,795,420

Barbara W. Schaefer SVP Human Resources & Secretary	1,986,666	1,968,313	1,852,246	2,366,536	17,637	0	8,191,398

(a)	This amount is based on 2010 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.

(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2010, of $92.66.

(d)	This amount is based on the Company’s closing stock price on December 31, 2010, of $92.66 and assumed a payout of performance stock units at target level.

(e)	For a termination as of December 31, 2010, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.

(f)	The calculation of the gross-up payment values each of the benefits based on IRS regulations, assumes that each of the benefits is deemed to be made in connection with a change-in-control for purposes of these IRS regulations, and is based upon an excise tax rate of 20%, a combined individual federal and state income tax rate and employment tax rate of 43.4%, and each Named Executive Officer’s base amount. Pursuant to the terms of the Continuity Plan described above, Mr. Young was the only Named Executive Officer entitled to an excise tax gross-up payment.

Death or Disability

In the event the Named Executive Officer ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the Named Executive Officer shall be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options shall vest immediately. The Named Executive Officer or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each Named Executive Officer.

Name and Principal Position	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)

James R. Young Chairman, President & CEO	$7,767,688	$11,453,610	$17,703,565

Robert M. Knight, Jr. EVP Finance & CFO	2,099,212	2,993,937	4,978,669

John J. Koraleski EVP Marketing & Sales	2,005,811	2,411,847	4,636,929

J. Michael Hemmer SVP Law & General Counsel	1,626,832	1,966,616	3,812,980

Barbara W. Schaefer SVP Human Resources & Secretary	835,979	1,220,147	1,852,245

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2010, of $92.66 multiplied by the performance stock units earned through the end of the 2010 performance year.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2010, of $92.66 multiplied by retention stock units that are unvested on December 31, 2010.

(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2010, of $92.66 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2012 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on December 6, 2011, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) or who wishes to nominate one or more persons to serve as directors, must provide written notice of the proposal or intended nomination to the Secretary of the Company no earlier than the close of business on January 6, 2012, and no later than February 5, 2012, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal or nomination fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2010.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit their request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2010, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Barbara W. Schaefer

Senior Vice President—Human Resources

and Secretary

Annex A

Proposed Amendments to the Revised Articles of Incorporation

to Reduce Shareholder Voting Requirements Related to the Following Actions:

Proposal 5(a): Article FOURTH, (Part I – Preferred Stock, Section 5)

5. So long as any of the Preferred Stock is outstanding, the corporation will not

~~(a) Without the affirmative vote or consent of the holders of at least 66 2/3 % of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a special or annual meeting of stockholders, (I) create any other class or classes of stock prior in rank to the Preferred Stock, either as to dividends or upon liquidation, or increase the authorized number of shares of any such class of stock, or (ii) amend, alter or repeal any of the provisions hereof or of any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, so as adversely to affect the preferences, rights or powers of the Preferred Stock; or~~

~~(b) W~~without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at a special or annual meeting of stockholders, (i) increase the authorized number of shares of Preferred Stock, (ii) create or increase the authorized number of shares of any other class or classes of stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation, or (iii) sell, lease or convey all or substantially all of the property or business of the corporation, or voluntarily liquidate, dissolve or wind up the corporation, or merge or consolidate the corporation and any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except such stock of the corporation as may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the Preferred Stock or the stock of the resulting or surviving corporation issued in exchange therefor; provided, however, that no consent of the holders of the Preferred Stock shall be required by the foregoing in connection with any mortgaging or other hypothecation by the corporation of all or any part of its property or business.

Proposal 5(b): Article FIFTH

FIFTH: ~~At a meeting expressly called for that purpose, one or more directors or the entire Board of Directors may be removed without cause but only by a vote of the holders of two-thirds of the shares then entitled to vote at an election of directors. No one of the directors may be removed if the votes of a sufficient number of shares are cast against his removal which, at an election of the class of directors of which he is a member, would be sufficient to elect him. In voting for the election of directors holders of Common Stock shall not have the right to accumulate their votes. Notwithstanding that shareholders shall not be entitled to accumulate votes in the election of directors no one of the directors may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the class of directors of which the director is a member (or at an election of the entire board of directors commencing at the 1999 annual meeting), would have been sufficient to elect the director if cumulative voting were applicable. Notwithstanding any other provision of these Revised Articles of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Revised Articles of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66%) of the shares of capital stock of the corporation then entitled to vote thereon shall be required to amend or repeal, or adopt any provision inconsistent with, the provisions of this Article Fifth relating to the removal of directors.~~ Reserved

Proposal 5(c): Article FOURTH, (Part III – Other Provisions, Section 1)

1. ~~Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to these Revised Articles of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.~~ Reserved

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/UNP • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3, 5(a), 5(b), 5(c), FOR “1 Year” in Proposal 4 and AGAINST Proposal 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

07 - M. R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

10 - S.R. Rogel	☐	☐	☐	11 - J. H. Villarreal	☐	☐	☐	12 - J.R. Young	☐	☐	☐
For Against Abstain

2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.			☐ ☐ ☐	5.	Company proposal to amend the Company’s Articles of Incorporation to reduce shareholder voting requirements related to:			For	Against	Abstain

3.	An advisory vote on executive compensation (“Say on Pay”).			☐ ☐ ☐		a. Actions adversely affecting preferred stock.			☐	☐	☐

				1 Yr 2 Yrs 3 Yrs Abstain		b. Removal of directors.			☐	☐	☐

4.	An advisory vote on the frequency of future advisory votes on executive compensation (“Say on Frequency”).			☐ ☐ ☐ ☐		c. Changing the authorized amount of capital stock.			☐	☐	☐

					6.	Shareholder proposal regarding an independent director to serve as chairman of the board if properly presented at the Annual Meeting.			☐	☐	☐

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING MAY 5, 2011

SALT LAKE CITY, UTAH

The undersigned hereby appoints JAMES R. YOUNG and BARBARA W. SCHAEFER, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 2011, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2, 3, 5(a), 5(b), 5(c), FOR “1 Year” in Proposal 4 and AGAINST Proposal 6.

The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3, 5(a), 5(b), 5(c), FOR “1 Year” in Proposal 4 and AGAINST Proposal 6.”

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!
Instead of mailing your Voting Instructions, you may choose one of the two voting methods outlined below to vote your Voting Instructions. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Voting Instructions submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 2, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/UNP • Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

CONFIDENTIAL VOTING INSTRUCTIONS

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3, 5(a), 5(b), 5(c), FOR “1 Year” in Proposal 4 and AGAINST Proposal 6.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - T.J. Donohue	☐	☐	☐

04 - A.W. Dunham	☐	☐	☐	05 - J.R. Hope	☐	☐	☐	06 - C.C. Krulak	☐	☐	☐

07 - M. R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

10 - S.R. Rogel	☐	☐	☐	11 - J. H. Villarreal	☐	☐	☐	12 - J.R. Young	☐	☐	☐
For Against Abstain

2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.			☐ ☐ ☐	5.	Company proposal to amend the Company’s Articles of Incorporation to reduce shareholder voting requirements related to:			For	Against	Abstain

3.	An advisory vote on executive compensation (“Say on Pay”).			☐ ☐ ☐		a. Actions adversely affecting preferred stock.			☐	☐	☐

				1 Yr 2 Yrs 3 Yrs Abstain		b. Removal of directors.			☐	☐	☐

4.	An advisory vote on the frequency of future advisory votes on executive compensation (“Say on Frequency”).			☐ ☐ ☐ ☐		c. Changing the authorized amount of capital stock.			☐	☐	☐

					6.	Shareholder proposal regarding an independent director to serve as chairman of the board if properly presented at the Annual Meeting.			☐	☐	☐

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation

ANNUAL MEETING MAY 5, 2011

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of UNION PACIFIC CORPORATION that were allocated to my account as of February 28, 2011, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 5, 2011, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all the directors in Proposal 1, FOR Proposals 2, 3, 5(a), 5(b), 5(c), FOR “1 Year” in Proposal 4 and AGAINST Proposal 6; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be signed on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C	Non-Voting Items
Change of Address — Please print new address below.